                                                                     EXHIBIT 2.1


================================================================================


                          ----------------------------


                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT


                          ----------------------------

                                    Between


                     UNITED COMPANIES FINANCIAL CORPORATION
                                   as Seller

                                      and

                  PACIFIC LIFE AND ACCIDENT INSURANCE COMPANY
                                  as Purchaser


                           Dated as of July 24, 1996





================================================================================


           Purchase of All of the Outstanding Capital Stock of United
                       Companies Life Insurance Company.


================================================================================

                               TABLE OF CONTENTS


                                                                                                                      Page
                                                                                                                      ----
ARTICLE I     DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

     SECTION 1.01.    Certain Defined Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II    PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

     SECTION 2.01.    Purchase and Sale of the Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     SECTION 2.02.    Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     SECTION 2.03.    Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     SECTION 2.04.    Closing Deliveries by the Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     SECTION 2.05.    Closing Deliveries by the
                        Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     SECTION 2.06.    Purchase Price Adjustment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE III   REPRESENTATIONS AND WARRANTIES
              OF THE SELLER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

     SECTION 3.01.    Organization, Authority and
                        Qualification of the Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     SECTION 3.02.    Organization, Authority and
                        Qualification of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     SECTION 3.03.    Capital Stock of the Company;
                        Ownership of the Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     SECTION 3.04.    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     SECTION 3.05.    Corporate Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     SECTION 3.06.    No Conflict   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     SECTION 3.07.    Governmental and Other
                        Authorizations; Notices and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     SECTION 3.08.    Financial Information and Books
                        and Records  . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     SECTION 3.09.    Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 3.10.    No Undisclosed Liabilities or
                        Capital Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 3.11.    Acquired Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     SECTION 3.12.    Conduct in the Ordinary Course;
                        Absence of Certain Changes,
                        Events and Conditions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     SECTION 3.13.    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     SECTION 3.14.    Certain Interests   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     SECTION 3.15.    Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     SECTION 3.16.    Environmental and Other Permits
                        and Licenses; Related Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     SECTION 3.17.    Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     SECTION 3.18.    Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     SECTION 3.19.    Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     SECTION 3.20.    Tangible Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     SECTION 3.21.    Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                                                                                                                     Page
                                                                                                                     ----
     SECTION 3.22.    Insurance Issued  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     SECTION 3.23.    Distributors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     SECTION 3.24.    Employee Benefit Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     SECTION 3.25.    Labor Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     SECTION 3.26.    Key Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     SECTION 3.27.    Risk Management   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     SECTION 3.28.    Accounts; Lockboxes; Safe Deposit
                        Boxes; Powers of Attorney   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     SECTION 3.29.    Full Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     SECTION 3.30.    Proxy Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     SECTION 3.31.    Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

ARTICLE IV    REPRESENTATIONS AND WARRANTIES
              OF THE PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

     SECTION 4.01.    Organization and Authority of the
                        Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     SECTION 4.02.    No Conflict   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     SECTION 4.03.    Governmental and Other
                        Authorizations; Notices and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     SECTION 4.04.    Investment Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     SECTION 4.05.    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     SECTION 4.06.    Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     SECTION 4.07.    Reserved  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     SECTION 4.08.    Funding and Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

ARTICLE V     ADDITIONAL AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

     SECTION 5.01.    Conduct of Business Prior to the
                        Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
     SECTION 5.02.    Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     SECTION 5.03.    Confidentiality by Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
     SECTION 5.04.    Governmental and Other
                        Authorizations; Notices and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     SECTION 5.05.    Notice of Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     SECTION 5.06.    Acquisition Proposals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
     SECTION 5.07.    Use of Names and Intellectual
                        Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     SECTION 5.08.    Non-Competition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     SECTION 5.09.    Release of Indemnity and other
                        Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
     SECTION 5.10.    Further Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
     SECTION 5.11.    Release of Liens on Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
     SECTION 5.12.    Excluded Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
     SECTION 5.13.    Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
     SECTION 5.14.    Termination of Inter-Company
                        Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
     SECTION 5.15.    Commercial Real Estate Group  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

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
                                                                                                                     Page
                                                                                                                     ----
     SECTION 5.16.    Master Loan Sale Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
     SECTION 5.17.    Proxy Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
     SECTION 5.18.    Meeting of the Stockholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
     SECTION 5.19.    Appraisal Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
     SECTION 5.20.    Location  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     SECTION 5.21.    Rating Agencies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     SECTION 5.22.    Confidentiality by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     SECTION 5.23.    New Director and Officer Slates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     SECTION 5.24.    Section 338(h)(10) Election   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     SECTION 5.25.    Cash Dividend   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69

ARTICLE VI    EMPLOYEE MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69

     SECTION 6.01.    401(k) Plan and ESOP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     SECTION 6.02.    Supplemental Pension Benefits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
     SECTION 6.03.    Other Benefits; Qualified Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
     SECTION 6.04.    No Third Party Beneficiary Rights
                        or Rights to Continued Employment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

ARTICLE VII   TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

     SECTION 7.01.    Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
     SECTION 7.02.    Section 338(h)(10) Election   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
     SECTION 7.03.    Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
     SECTION 7.04.    Returns and Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
     SECTION 7.05.    Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
     SECTION 7.06.    Contests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
     SECTION 7.07.    Time of Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
     SECTION 7.08.    Cooperation and Exchange of
                        Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
     SECTION 7.09.    Retention of Tax Returns and
                        Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
     SECTION 7.10.    Conveyance Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
     SECTION 7.11.    Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
     SECTION 7.12.    Refunds of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
     SECTION 7.13.    Tax Cooperation by Successors and
                        Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82

ARTICLE VIII  CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82

     SECTION 8.01.    Conditions to Obligations of the
                        Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
     SECTION 8.02.    Conditions to Obligations of the
                        Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85

ARTICLE IX    SURVIVAL AND INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89

     SECTION 9.01.    Survival of Representations,
                        Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89

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
                                                                                                                     Page
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
     SECTION 9.02.    Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
     SECTION 9.03.    Limits on Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97

ARTICLE X     TERMINATION AND WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98

     SECTION 10.01.   Termination by the Seller or
                        Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
     SECTION 10.02.   Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
     SECTION 10.03.   Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101

ARTICLE XI    GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101

     SECTION 11.01.  Reserved   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
     SECTION 11.02.  Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
     SECTION 11.03.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
     SECTION 11.04.  Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103
     SECTION 11.05.  Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103
     SECTION 11.06.  Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103
     SECTION 11.07.  Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
     SECTION 11.08.  Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
     SECTION 11.09.  No Third Party Beneficiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
     SECTION 11.10.  Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
     SECTION 11.11.  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
     SECTION 11.12.  Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
     SECTION 11.13.  Specific Performance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 105
     SECTION 11.14.  Further Clarification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 105

Disclosure Schedule

     3.02     Organization, Authority and Qualification of the Company
     3.04     Subsidiaries
     3.07     Governmental Consents and Approvals
     3.10     No Undisclosed Liabilities on Capital Commitments
     3.12 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions
     3.13     Litigation
     3.14     Certain Interests
     3.15     Compliance with Laws
     3.16     Environmental and Other Permits and Licenses; Related Matters
     3.17     Material Contracts
     3.18     Intellectual Property
     3.19     Real Property
     3.20     Tangible Personal Property
     3.22     Insurance Issued
     3.23     Distributors
     3.24     Employee Benefit Matters
     3.25     Labor Matters
     3.26     Key Employees
     3.27     Risk Management
     3.28     Accounts; Lockboxes; Safe Deposit Boxes; Powers of Attorney
     5.01     Certain Prohibited Actions
     5.04     Consents and Approvals
     5.12     Excluded Assets
     7.01     Tax Matters


Exhibits

Exhibit 1                      List of Individuals in connection with Special
                               Knowledge Definition
Exhibit 2.06                   Memorandum Adjustment Amount
Exhibit 5.07 (a)               Seller's Logo
Exhibit 5.13 (a)               Company Services
Exhibit 5.13 (c)               Seller Services
Exhibit 5.16                   Master Loan Sale Agreement
Exhibit 8.01(f)                Dewey Ballantine Legal Opinion
Exhibit 8.02(f)                Kantrow, Spaht, Weaver & Blizter (A Professional
                               Law Corporation) Legal Opinion
Exhibit 8.02(v)                Note Purchase Agreement

                 AMENDED AND RESTATED STOCK PURCHASE AGREEMENT, dated as of July 24, 1996, between UNITED COMPANIES FINANCIAL CORPORATION, a Louisiana company (the "Seller") and PACIFIC LIFE AND ACCIDENT INSURANCE COMPANY, a Texas domiciled insurance company, as amended (the "Purchaser").


                              W I T N E S S E T H:

                 WHEREAS, Seller owns all the issued and outstanding shares (the "Shares") of common stock, $2.00 par value per share (the "Common Stock"), of United Companies Life Insurance Company, a Louisiana stock life insurance company (the "Company");

                 WHEREAS, Seller entered into that certain Amended and Restated Stock Purchase Agreement dated as of January 30, 1996, with UC Life Holding Company ("UC Life Holding");

                 WHEREAS, UC Life Holding was merged with and into PennCorp Financial Group, Inc. (pursuant to which merger PennCorp succeeded to UC Life Holding's rights pursuant to the aforesaid stock purchase agreement) which thereafter assigned the aforesaid stock purchase agreement to the Purchaser;

                 WHEREAS, the Seller and the Purchaser desire to amend and restate the aforesaid stock purchase agreement as set forth herein;

                 WHEREAS, the Seller wishes to sell the Shares to the Purchaser, and the Purchaser wishes to purchase the Shares from the Seller, upon the terms and subject to the conditions set forth herein;

                 NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Seller and the Purchaser hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

                 SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                 "Accounting Principles" has the meaning specified in Section 2.06.

                 "Acquisition Documents" has the meaning specified in Section 9.01.

                 "Acquisition Proposal" has the meaning specified in Section
5.06.

                 "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

                 "Actual Income Statement" has the meaning specified in Section 2.06.

                 "Additional Scheduled Information" has the meaning specified in the definition of "Disclosure Schedule".

                 "Adjusted Adjustment Amount" has the meaning specified in
Section 2.06.

                 "Adjustment Amount" has the meaning specified in Section 2.06.

                 "Adjustment Period" has the meaning specified in Section 2.06.

                 "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                 "Agreement" or "this Agreement" means this Amended and Restated Stock Purchase Agreement, dated as of the date set forth in the preamble to this Agreement, between the Seller and the Purchaser, (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 11.10.

                 "Asset" or "Assets" has the meaning specified in Section 3.21.

                 "Balance Sheet" means the statement of assets and the statement of liabilities, surplus and other funds included in the annual statement of the Company filed with, or submitted to, the Louisiana Department for the year ended December 31, 1994, together with all related notes, exhibits and schedules thereto, a copy of each of which has been delivered to the Purchaser by the Seller.

                 "Balance Sheet Date" means June 30, 1995.

                 "Best" means A.M. Best Company, Inc.

                 "Bona Fide Acquisition Proposal" has the meaning set forth in
Section 10.01.

                 "Business" means the life insurance and annuity business and all other business which are on the date hereof being conducted by the Company and the Subsidiary.

                 "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York or Baton Rouge, Louisiana.

                 "Calculation Date" has the meaning specified in Section 2.06.

                 "Cash Dividend" has the meaning specified in Section 5.25.

                 "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq.

                 "Cigna Partnership" means CIGNA Mezzanine Partners III, L.P.

                 "Claim Notice" has the meaning specified in Section 9.02.

                 "Closing" has the meaning specified in Section 2.03.

                 "Closing Income Statement" has the meaning specified in
Section 2.06.

                 "Closing Date" has the meaning specified in Section 2.03.

                 "COBRA" means continuation coverage as set forth in Sections 601 and 602 of ERISA.

                 "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

                 "Commercial Real Estate Group" has the meaning specified in
Section 5.15.

                 "Commission" has the meaning specified in Section 3.15.

                 "Common Stock" has the meaning specified in the recitals to this Agreement.

                 "Company" has the meaning specified in the recitals to this Agreement.

                 "Company Annual Statements" has the meaning specified in
Section 3.08.

                 "Company GAAP Statements" has the meaning specified in Section 3.08.

                 "Company Interim GAAP Statement" has the meaning specified in
Section 3.08.

                 "Company Quarterly Statements" has the meaning specified in
Section 3.08.

                 "Company Separate Accounts Annual Statement" has the meaning specified in Section 3.08.

                 "Company Services" has the meaning specified in Section 5.13.

                 "Consistent With Past Practice" means substantially consistent with the past applicable practice of the Company or the Subsidiary, as applicable, but without regard to inconsistencies of practice resulting from changes in the assets, liabilities, business or products of the Company or the Subsidiary, as applicable.

                 "Control" (including, without limitation, the terms "controls", "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

                 "Corrected Amount" has the meaning specified in Section 2.06.

                 "Dewey Ballantine" means Dewey Ballantine, legal counsel to the Purchaser in connection with this Agreement and the transactions contemplated hereby.

                 "D&P" means Duff & Phelps Credit Rating Co.

                 "Disclosure Schedule" means the schedules attached hereto and delivered to the Purchaser by the Seller together with this Agreement, as amended in writing from time to time during the period commencing on the date hereof through the date that is 5 Business Days prior to the Closing Date by delivery by the Seller to the Purchaser (information contained in such amendments to the Disclosure Schedule shall be referred to as "Additional Scheduled Information").

                 "Encumbrance" or "Encumbrances" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; provided, however, that such term does not include the right, if any, imposed by applicable insurance laws of insurance regulatory authorities to attach such an encumbrance upon occurrence of certain violations of applicable insurance laws or regulations; provided, further, that the exercise of such right by any such authority, or the existence of any such encumbrance due to the exercise of such regulatory authority, shall be included in the definition of Encumbrance.

                 "Enhanced Special Knowledge" means (subject to Section 11.14 hereof) (i) Special Knowledge and (ii) those facts, circumstances and information which the Seller Knowledge Group should have known in the reasonable conduct of the Business prior to the Closing Date.

                 "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, settlements, consent orders or consent agreements by any Person relating in any way to, any Environmental Law, Environmental Permits or Hazardous Materials, or arising from alleged injury or threat of injury to health, safety or the environment.

                 "Environmental Law" means any Law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including, without limitation, any judicial or administrative order, consent decree or judgment, relating to or addressing the environment, health, safety or Hazardous Materials.

                 "Environmental Lien" means a lien in favor of any Governmental Authority for any (a) liability under any Environmental Law, or (b) damages arising from, or costs incurred by, such Governmental Authority in response to a Release of a Hazardous Material.

                 "Environmental Permits" means all Permits required under any applicable Environmental Law.

                 "ERISA" has the meaning specified in Section 3.24.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                 "Excluded Assets" has the meaning specified in Section 5.12.

                 "Excluded Assets Value Amount" has the meaning specified in
Section 5.12.

                 "Financial Statements" has the meaning specified in Section
3.08.

                 "GAAP" means United States generally accepted accounting principles and practices as in effect at the time of preparation and delivery of the applicable Financial Statements.

                 "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

                 "Governmental Order" or "Governmental Orders" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                 "Hazardous Materials" means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes, but is not limited to, any substance defined in or regulated under any Environmental Law.

                 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                 "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through
(f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement
(i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including, without limitation, any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

                 "Indemnified Party" has the meaning specified in Section 9.02.

                 "Indemnifying Party" has the meaning specified in Section
9.02.

                 "Indemnity Notice" has the meaning specified in Section 9.02.

                 "Intellectual Property" means (a) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered,
(b) copyrights, whether or not registered, (c) registrations of and applications for registration of any of the foregoing, (d) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (e) trade secrets and confidential, technical and business information, and (f) whether or not confidential, technology (including, without limitation, know-how and show-how), research and development information, drawings, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing information, business and marketing plans and distributor, policyholder, contractholder and supplier lists and information.

                 "Inter-Company Arrangements" has the meaning specified in
Section 3.14.

                 "Investment Advisers Act" means the Investment Advisers Act of 1940, as amended.

                 "IRS" means the Internal Revenue Service of the United States.

                 "Law" or "Laws" means any United States federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, Permit other requirement or rule of law.

                 "Lease" for purposes of Sections 3.17, 3.19 and 3.20 means any and all leases, subleases, sale/leaseback agreements or similar arrangements, whether or not capitalized.

                 "Leased Real Property" means the real property leased by the Company or the Subsidiary, as tenant, together with, to the extent leased by the Company or the Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or the Subsidiary attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

                 "Lender MAEs" means those changes in economic conditions, interest rates or stock or debt markets (such as, without limitation as to other such changes, suspensions of trading on major stock exchanges, a general moratorium on commercial banking activities, and an outbreak of hostilities), the absence of which are customarily included by lenders in standard loan documentation (including, without limitation, commitment letters) for loans in connection with leveraged acquisitions as conditions precedent to the lender's or lenders' requirement to close the lending transaction.

                 "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

                 "Licensed Intellectual Property" means all Intellectual Property licensed or sublicensed to the Company or the Subsidiary from a third party.

                 "Losses" has the meaning specified in Section 9.02.

                 "Louisiana Department" means the Department of Insurance of the State of Louisiana.

                 "Louisiana Lease" has the meaning specified in Section 5.20.

                 "Master Loan Sale Agreement" has the meaning specified in
Section 5.16.

                 "Material Adverse Effect" means any circumstance, change in, or effect on the Business, the Company and the Subsidiary taken as a whole (other than changes in market interest rates or general economic conditions (except for any of the foregoing which are Lender MAEs)) that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business, the Company and the Subsidiary taken as a whole: (a) is or is reasonably likely to be materially adverse to the business, operations, prospects, results of operations or financial condition of the Company and the Subsidiary, taken as a whole, or (b) is reasonably likely to adversely affect the ability of the Purchaser, the Company or the Subsidiary to operate or conduct the Business in the manner in which it is currently operated or conducted by the Company and the Subsidiary.

                 "Material Contracts" has the meaning specified in Section
3.17.

                 "Multiemployer Plan" has the meaning specified in Section
3.24.

                 "Multiple Employer Plan" has the meaning specified in Section 3.24.

                 "Name" has the meaning specified in Section 5.07.

                 "Notice Period" has the meaning specified in Section 9.02.

                 "Other Departments" has the meaning specified in Section 3.08.

                 "Owned Intellectual Property" means all Intellectual Property in and to which the Company or the Subsidiary holds, or has a right to hold, right, title and interest.

                 "Owned Real Property" means the real property owned by the Company or the Subsidiary prior to the Closing (including any properties then in the process of being foreclosed), together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or the Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

                 "Permits" has the meaning specified in Section 3.16.

                 "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable which are not in excess of $100,000 in the aggregate or which are being contested in good faith and for which reserves in accordance with GAAP have been established on the Financial Statements; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days or (ii) are not in excess of $100,000 in the case of a single property or $250,000 in the aggregate at any time or which are being contested in good faith and for which reserves in accordance with GAAP have been established on the Financial Statements; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) Liens related to deposits to secure policyholders' obligations as required by the insurance departments of the various states; and (e) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and reasonably foreseeable purposes.

                 "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization, governmental authority or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

                 "Plans" has the meaning specified in Section 3.24.

                 "Pooling and Servicing Agreements" has the meaning specified in Section 5.15.

                 "Promissory Note" means specified in Section 8.02.

                 "Proxy Statement" has the meaning specified in Section 3.30.

                 "Purchase Price" has the meaning specified in Section 2.02.

                 "Purchase Price Bank Account" means a bank account in the United States of America to be designated by the Seller in a written notice to the Purchaser at least five Business Days before the Closing.

                 "Purchaser" has the meaning specified in the preamble to this Agreement.

                 "Purchaser Knowledge" means the actual knowledge of the Purchaser Knowledge Group at or prior to the Closing Date or which the Purchaser Knowledge Group is conclusively presumed to know, based on facts, circumstances or information contained or described at any time prior to the Closing Date in the books, records, files or other documents of the Purchaser Knowledge Group. For purposes hereof, "Purchaser Knowledge Group" means each of Messrs. David J. Stone, James P. McDermott, Charles Lubochinski, Michael Prager and Steven W. Fickes.

                 "Purchaser Knowledge Group" has the meaning specified in the definition of "Purchaser Knowledge."

                 "Real Property" means the Leased Real Property and the Owned Real Property.

                 "Regulations" means the Treasury Regulations (including, without limitation, Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes and in effect as of the date hereof.

                 "Release" means the release or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Hazardous Material.

                 "Reserve Liabilities" has the meaning specified in Section
3.09.

                 "Returns" has the meaning specified in Section 7.01.

                 "S&P" means Standard & Poor's Corporation.

                 "SAP" means, with respect to an insurance company, the accounting practices prescribed or permitted by the National Association of Insurance Commissioners and the insurance regulatory authority in the state in which such insurance company is domiciled.

                 "SAP Statements" means the Company Annual Statements and the Company Quarterly Statements.

                 "Section 338(h)(10) Election" has the meaning specified in
Section 7.02.

                 "Section 338 Forms" has the meaning specified in Section 7.02.

                 "Secured Real Property" has the meaning specified in Section 3.16.

                 "Seller" has the meaning specified in the preamble to this Agreement.

                 "Seller Group" has the meaning specified in Section 7.01.

                 "Seller Group Consolidated Returns" has the meaning specified in Section 7.01.

                 "Seller Master Loan Sale Parties" has the meaning specified in
Section 3.01.

                 "Seller Services" has the meaning specified in Section 5.13.

                 "Seller's Accountants" means Deloitte & Touche, LLP independent accountants of the Seller.

                 "Seller's Knowledge Group" has the meaning specified in the definition of "Special Knowledge."

                 "Shares" has the meaning specified in the recitals to this Agreement.

                 "Special Knowledge" means (subject to Section 11.14 hereof) the actual knowledge of the executive officers of the Seller or the subsidiaries of the Seller (including, without limitation, the Company and the Subsidiary) at or prior to the Closing Date (collectively, the "Seller's Knowledge Group") or which the Seller's Knowledge Group is conclusively presumed to know, based on facts, circumstances or information contained or described at any time prior to the date hereof in the books, records, files or other documents of Seller, the Company, the Subsidiary or any other subsidiary of the foregoing. For purposes hereof, the executive officers of the Seller or the subsidiaries of Seller shall mean the individuals listed on Exhibit 1 hereto.

                 "Specified Lawsuits" means any action, suit or proceeding brought after July 24, 1996, in the State of Alabama alleging claims against the Company for non-return of unearned premiums and arising out of or related to any loan transaction in which:

                 (a) UCFC or any of its subsidiaries (other than the Company) originated or refinanced a loan to any Person; and

                 (b) the Company, acting through an Employee, agent or representative of UCFC or any of its subsidiaries (other than the Company), issued a credit life insurance policy in connection with the origination or refinancing of such loan."

                 "Specified Returned Premium Lawsuits" means any Specified Lawsuit in which the Company properly and in full accordance with the applicable policy refunded to the policyholder or in accordance with directions from UCFC, remitted to UCFC the unearned premium amount, and for which any Indemnified Party notified any Indemnifying Party on or prior to the third anniversary of the date hereof of its intent to seek indemnification hereunder.

                 "Specified Non-Returned Premium Lawsuits" means any Specified Lawsuit which is not a Specified Returned Premium Lawsuit .

                 "Special Meeting" has the meaning specified in Section 3.30.

                 "Statutory Statements" has the meaning specified in Section
3.08.

                 "Subsidiary" means United Variable, the only entity which is controlled by the Company directly or indirectly through one or more intermediaries.

                 "Tangible Personal Property" has the meaning specified in
Section 3.20.

                 "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, premiums, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

                 "Tax Returns" has the meaning specified in Section 7.01.

                 "Third Party" has the meaning specified in Section 5.06.

                 "Third Party Claim" has the meaning specified in Section 9.02.

                 "United Variable" means United Variable Services, Inc., a Louisiana corporation which is wholly-owned by the Company.

                 "401(k) and ESOP Plans" has the meaning specified in Section 6.01.


                                   ARTICLE II

                               PURCHASE AND SALE

                 SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares.

                 SECTION 2.02. Purchase Price. The aggregate purchase price for the Shares shall be $164 million in cash (the "Purchase Price"), as adjusted pursuant to Section 2.06.

                 SECTION 2.03. Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Dewey Ballantine, 1301 Avenue of the Americas, New York, New York at 10:00 A.M. New York time on the last day of the calendar month following the later to occur of
(i) expiration or termination of all applicable waiting periods under the HSR Act and (ii) receipt of the last required approval or consent to consummate this Agreement, or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). Immediately prior to the Closing, Seller shall cause the Company to distribute to Seller the Cash Dividend as set forth in Section 5.25 and the Excluded Assets as set forth in Section 5.12.

                 SECTION 2.04. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

                 (a) stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser and with all required stock transfer tax stamps affixed, if applicable;

                 (b) a receipt from the Seller for (i) the Purchase Price minus the Cash Dividend and the Excluded Assets Value Amount, (ii) the Adjustment Amount and (iii) the Promissory Note; and

                 (c) the opinions, certificates and other documents required to be delivered pursuant hereto.

                 SECTION 2.05. Closing Deliveries by the Purchaser. (a) At the Closing, the Purchaser shall deliver to the Seller:

                 (i) the Purchase Price minus the Cash Dividend and the Excluded Assets Value Amount plus the Adjustment Amount by wire transfer in immediately available funds to the Purchase Price Bank Account or as requested by Seller; and

                 (ii)     the Promissory Note registered in the name of Seller;
         and

                 (iii) the opinions, certificates and other documents required to be delivered pursuant hereto.

                 (b) At the Closing, the Purchaser shall deliver to the Company the Excluded Assets Value Amount, as determined in accordance with Section 5.12(b), by wire transfer in immediately available funds to one or more accounts designated by the Company.

                 SECTION 2.06. Purchase Price Adjustment. (a) Subject to and in accordance with the procedures set forth in this Section 2.06, the Cash Purchase Price shall be increased by an amount (the "Adjustment Amount") equal to the income of the Company, computed in accordance with GAAP net of all applicable income Taxes and excluding any capital gains or losses (provided, however, that capital gains or losses attributable to the Cigna Partnership, to the extent not otherwise included in income, shall be included), for the period beginning on January 1, 1996 and ending on the Closing Date (the "Adjustment Period"), which amount may be adjusted following the Closing in accordance with this Section 2.06; provided, however, that the Adjustment Amount shall not include any income or liability for Taxes arising from the Section 338(h)(10) Election, and for the distribution of the Excluded Assets, transfer of the Commercial Real Estate Group or the payment of the Cash Dividend. The parties agree that the methodology for computing the Adjustment Amount shall be as set forth in the Memorandum from Laura Martin of Seller attached hereto as Exhibit 2.06.

                 (b) Not less than ten calendar days prior to the Closing Date (the "Calculation Date"), Seller shall deliver to the Purchaser (i) an unaudited consolidated income statement of the Company for the Adjustment Period which shall include a projection of income from the Calculation Date through the Closing Date (the "Closing Income Statement") and (ii) Seller's calculation of the Adjustment Amount. Such Closing Income Statement shall be
(i) prepared in accordance with GAAP and on the basis of the same accounting principles, consistently applied, as used in the preparation of the Company's most recent annual GAAP financial statements previously provided to the Purchaser, other than the normal estimation of accruals and normal year end audit adjustments (the "Accounting Principles") and (iii) certified by the chief financial officer of the Seller as fairly presenting in all material respects, in accordance with the Accounting Principles, the Adjustment Amount.

                 (c) No less than five calendar days prior to the Closing Date, the Purchaser shall in good faith notify Seller in writing of any objections based on an indication of manifest error in Seller's calculation of the Adjustment Amount. If the Purchaser does not so notify Seller, then on the Closing Date, the Adjustment Amount will be paid by the Purchaser to the Seller in addition to the Cash Purchase Price, as provided in Section 2.05(a).

                 (d) If the Purchaser shall in good faith give such notice of objection no less than five calendar days prior to the Closing Date, the Purchaser and Seller shall negotiate in good faith to resolve all or any part of such dispute on or prior to the Closing Date, and the amount as so agreed, if any, will be paid by the Purchaser to the Seller in addition to the Cash Purchase Price. If, after such good faith negotiations, Purchaser and Seller are nevertheless unable to agree as to any portion of the Adjustment Amount, such portion shall not be paid at the Closing, and shall be determined and paid pursuant to subsections (e) through (h) below.

                 (e) As promptly as practicable, but in any event within 60 calendar days following the Closing Date, the Purchaser shall deliver to the Seller a consolidated income statement of the Company for the Adjustment Period prepared on the basis of the Accounting Principles consistently applied in accordance with past practice (the "Actual Income Statement") which will include a separate calculation of the actual income of the Company completed in accordance with GAAP, net of all applicable Taxes and excluding any capital gains or losses (provided, however, that capital gains or losses attributable to the Cigna Partnership, to the extent not otherwise included in income, shall be included), during the Adjustment Period (the "Adjusted Adjustment Amount").

                 (f) Seller (and its advisors) shall be entitled to review, and the Purchaser shall make available for review at mutually agreeable times and places, the work papers, schedules, memoranda and other documents used by the Purchaser and its advisors in the preparation of the Actual Income Statement and calculation of the Adjusted Adjustment Amount. Such review, and any review or determination by the independent public accountants referred to below, shall be only for the limited purposes of calculating the Adjusted Adjustment Amount, and shall not be used for any other purpose. If Seller shall in good faith disagree with the Purchaser's calculation of the Adjusted Adjustment Amount, it shall deliver a notice to the Purchaser, within 20 Business Days after completion of such review by Seller, which review shall take no longer than 20 Business Days following delivery to Seller of such calculation, setting forth Seller's disagreement with such calculation and setting forth Seller's calculation of such amount. A failure to give such notice within such period shall be deemed to constitute Seller's acceptance of such calculation. If Seller gives such notice, Seller and the Purchaser shall, during the 20 Business Days after delivery to the Purchaser of such notice, negotiate in good faith to resolve the disagreement. If at the end of such 20 Business Days period no resolution is reached, either party may request that the disagreement be resolved by a firm of independent public accountants of national recognition agreed upon by Seller and the Purchaser (it being agreed that, in the absence of a further agreement, the firm of Coopers & Lybrand, L.L.P. will be mutually agreeable to Seller and the Purchaser). The calculation of the Adjusted Adjustment Amount shall be made by such firm within the range of the respective calculations of the Purchaser and the Seller and when so made shall be conclusive, and shall be binding on, and nonappealable by, the parties. The fees and disbursements of such firm shall be borne by the party requesting such independent audit, or equally by the parties requesting such audit.

                 (g) The difference between the Adjustment Amount, or, if not previously paid in full, the portion thereof that was paid by the Purchaser to the Seller at the Closing, and the Adjusted Adjustment Amount (the "Corrected Amount") shall be paid to Seller by the Purchaser or to the Purchaser by Seller, as applicable. If the Adjustment Amount, or, if not previously paid in full, the portion thereof that was paid by the Purchaser to the Seller at the Closing equals the Adjusted Adjustment Amount, no payment by the Purchaser or Seller shall be made. If the Purchaser or Seller is required to make a payment pursuant to this Section, such payment shall be made no later than two Business Days after (i) the parties agree to the Corrected Amount or (ii) the independent auditor provided for above calculates the Corrected Amount, as applicable, and shall be in immediately available funds by wire transfer to an account designated by the party entitled to receive the Corrected Amount.

                 (h) The Corrected Amount shall be accompanied by the payment of interest at the prime rate from the Closing Date to the date of additional payment or refund, as the case may be. For this purpose, the "prime rate" shall mean the rate announced by the Bank of New York at its principal office as its prime commercial lending rate as of the Closing Date.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLER

                 Subject to the terms and conditions of this Agreement, the Seller hereby represents and warrants to the Purchaser as of the date hereof, except as may otherwise be set forth on the Disclosure Schedule, as set forth in Sections 3.01 through 3.32, as follows:

                 SECTION 3.01. Organization, Authority and Qualification of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller other than approval by its shareholders. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) upon receipt of the requisite approval by its shareholders, and the necessary approvals by Governmental Authorities, this Agreement will constitute a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors of insurance companies, rights of creditors generally or by general principles of equity. The Affiliates of Seller which are parties to the Master Loan Sale Agreement (the "Seller Master Loan Sale Parties") shall have at the Closing each taken all requisite action to authorize the Master Loan Sale Agreement, and shall have at the Closing all necessary power and authority to enter into the Master Loan Sale Agreement and to consummate the transactions contemplated thereby. The Master Loan Sale Agreement, upon its execution and delivery by Purchaser and the Seller Master Loan Sale Parties, will constitute a legal, valid and binding obligation of the Seller Master Loan Sale Parties enforceable against the Seller Master Loan Sale Parties in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors of insurance companies, rights of creditors generally or by general principles of equity.

                 SECTION 3.02. Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to conduct the Business. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, other than those jurisdictions where the failure to be so licensed or qualified are not reasonably likely to have a Material Adverse Effect, and all such jurisdictions are set forth on Section 3.02 of the

Disclosure Schedule. The Company is licensed to write life and health insurance, which includes fixed annuities, and variable products, which include variable annuities, in each of the jurisdictions listed in Section 3.02 of the Disclosure Schedule (which also specifies each jurisdiction as to which the license held by the Company specifically authorizes reinsurance activities). All of the foregoing registrations, licenses, qualifications and memberships are in full force and effect and neither the Company nor the Subsidiary has received any notice of any event, inquiry, investigation or proceeding that is reasonably likely to result in the suspension, revocation or limitation of any such registration, license, qualification or membership, and to the best knowledge of the Seller, there is no sustainable basis for any such suspension, revocation or limitation. All corporate actions taken by the Company have been duly authorized, and the Company has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Articles of Incorporation or By-laws except where such actions taken or not taken are not reasonably likely to have a Material Adverse Effect. True and correct copies of the Articles of Incorporation and By-laws of the Company, each as in effect on the date hereof, have been delivered by the Seller to the Purchaser.

                 SECTION 3.03. Capital Stock of the Company; Ownership of the Shares. (a) The authorized capital stock of the Company consists of 4,200,528 shares of Common Stock. As of the date hereof, 4,200,528 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. None of the issued and outstanding shares of Common Stock was issued in violation of any preemptive rights.

                 (b) There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Seller or the Company to issue or sell any shares of capital stock of, or any securities or obligations convertible into or exchangeable for shares of capital stock of the Company, or any other interest in, the Company.

                 (c) The Shares constitute all the issued and outstanding capital stock of the Company and are owned of record and beneficially solely by Seller and are registered in the name of Seller free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of the Purchaser in the stock records of the Company, the Purchaser, assuming it shall have purchased the Shares for value in good faith and without notice of any adverse claim, will own all the issued and outstanding capital stock of the Company free and clear of all Encumbrances other than those, if any, created by the Purchaser.

                 (d) There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

                 SECTION 3.04. Subsidiaries. (a) There are no Subsidiaries other than United Variable. Section 3.04 of the Disclosure Schedule sets forth, with respect to the Subsidiary, the jurisdiction and date of its incorporation, its authorized capital stock, the number and type of its issued and outstanding shares of capital stock and the current ownership of such shares.

                 (b) The Company is not a member of (nor is any part of the Business conducted through) any partnership other than those identified in
Section 3.04 of the Disclosure Schedule. The Company is not a participant in any joint venture or similar arrangement.

                 (c) The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to conduct its business. The Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, other than those jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have a Material Adverse Effect, and all such jurisdictions are set forth on Section 3.04(a) of the Disclosure Schedule. The Subsidiary is a registered broker-dealer under the Exchange Act and, in connection with its present business activities, is not required to register as a broker-dealer in any state. The Subsidiary is a registered investment adviser under the Investment Advisers Act and, in connection with its present business activities, is not required to register as an investment adviser in any state, other than those jurisdictions where the failure to be so registered is not reasonably likely to have a Material Adverse Effect. All of the foregoing registrations, licenses, qualifications and memberships are in full force and effect and the Subsidiary has not received any notice of any event, inquiry, investigation or proceeding that is reasonably likely to result in the suspension, revocation or limitation of any such registration, license, qualification or membership, and to the best knowledge of the Seller, there is no sustainable basis for any such suspension, revocation or limitation.

                 (d) All the outstanding shares of capital stock of the Subsidiary are validly issued, fully paid, nonassessable, free of preemptive rights and owned by the Company, free and clear of all Encumbrances.

                 (e) There are no options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Subsidiary or obligating the Seller, the Company or the Subsidiary to issue or sell any shares of capital stock of, or any other interest in, the Subsidiary.

                 (f) All corporate actions taken by the Subsidiary have been duly authorized and the Subsidiary has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of, its charter or by-laws (or similar organizational documents) except where such actions taken or not taken are not reasonably likely to have a Material Adverse Effect. True and complete copies of the charter and by-laws (or similar organizational documents), in each case as in effect on the date hereof, of the Subsidiary have been delivered by the Seller to the Purchaser.

                 (g) The Subsidiary is not a member of (nor is any part of its business conducted through) any partnership nor is the Subsidiary a participant in any joint venture or similar arrangement.

                 (h) There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in the Subsidiary.

                 SECTION 3.05. Corporate Books and Records. The minute books of the Company and the Subsidiary contain minutes of all meetings of, and accurately reflect all material actions taken by, the stockholders, Boards of Directors and all committees of the Boards of Directors of the Company and the Subsidiary. Complete and accurate copies of all such minute books of the Company and the Subsidiary from and after 1979 have been made available to the Purchaser by the Seller.

                 SECTION 3.06. No Conflict. Assuming that the requisite approval of the shareholders of the Seller is obtained and that all consents, approvals, authorizations and other actions described in Section 3.07 have been obtained and all filings and notifications listed in Section

3.07 of the Disclosure Schedule have been made, the execution, delivery and performance of this Agreement by the Seller do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of the Seller, the Company or the Subsidiary, (b) conflict with or violate (or cause an event which would be reasonably likely to have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Seller, the Company, the Subsidiary or any of their respective assets, properties or businesses, including, without limitation, the Business, except where such conflict or violation is not reasonably likely to have a Material Adverse Effect or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or the lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or on any of the assets or properties of the Seller, the Company or the Subsidiary pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller, the Company or the Subsidiary is a party or by which any of the Shares or any of such assets or properties is bound or affected except where such conflict or breach is not reasonably likely to have a Material Adverse Effect.

                 SECTION 3.07. Governmental and Other Authorizations; Notices and Consents. (a) The execution, delivery and performance of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority or any other third party, except (a) as required by the insurance laws of the State of Louisiana and any other state in which the Company is doing business, (b) the notification requirements of the HSR Act and (c) as set forth on Section 3.07 of the Disclosure Schedule.

                 (b) The Seller does not have knowledge of any facts or circumstances pertaining to the Purchaser which are reasonably likely to prevent the parties hereto from obtaining the governmental consents and approvals contemplated by Section 3.07(a).

                 SECTION 3.08.    Financial Information and Books and Records.
(a) The Seller has previously furnished, and for the period ended December 31, 1995 will furnish, to the Purchaser true and complete copies of (i) the audited consolidated GAAP balance sheet of the Company and its Subsidiary for each of the fiscal years ended as of December

31, 1995, December 31, 1994 and December 31, 1993, and the related audited GAAP consolidated statements of earnings, stockholder's equity and cash flows for each of such periods then ended together with all related notes and schedules thereto, accompanied by the reports thereon of the Company and the Seller's Accountants, which reports shall be "unqualified" except for references therein to adoption of new accounting policies agreed to by the auditors (collectively referred to herein as the "Company GAAP Statements") and (ii) the unaudited GAAP consolidated balance sheets of the Company and its Subsidiary as of March 31, June 30, September 30 and December 31, 1995, the end of each fiscal quarter thereafter and the related unaudited GAAP consolidated statements of earnings, stockholder's equity and cash flows for each three-month period then ended, together with all related notes and schedules thereto (collectively referred to herein as the "Company Interim GAAP Statements" and, together with the Company GAAP Statements, the "Financial Statements"). The Financial Statements (i) were or will be prepared in accordance with the books of account and other financial records of the Company and the Subsidiary, (ii) present or will present fairly in all material respects the consolidated financial condition and results of operations of the Company and the Subsidiary as of the dates thereof or for the periods covered thereby in accordance with GAAP, applied on a basis consistent with the past practices of the Company except as noted therein and (iii) include or will include all adjustments that are necessary for a fair presentation of the consolidated financial condition and the results of the operations of the Company and the Subsidiary as of the dates thereof or for the periods covered thereby in accordance with GAAP (subject, in the case of the Company Interim GAAP Statements, to normal estimation of accruals and normal year-end audit adjustments).

                 (b) The Seller has previously furnished, and for the period ended December 31, 1995 will furnish, to the Purchaser true and complete copies of (i) the statutory annual statement of the Company filed with or submitted to the Louisiana Department, and any other state department of insurance or similar regulatory authority with which the Company has filed statutory annual statements which are different from those filed with the Louisiana Department (the "Other Departments"), for each of the four years ended as of December 31, 1995, December 31, 1994, December 31, 1993, and December 31, 1992, together with all related notes, exhibits and schedules thereto (collectively referred to herein as the "Company Annual Statements") and (ii) the statutory quarterly statements of the Company filed with or submitted to the Louisiana Department and any Other Departments for each of the three-month periods ended as of March 31, June 30, and September 30, 1995 and the end of each fiscal quarter thereafter, together with all related notes, exhibits and schedules thereto (collectively referred to herein as the "Company Quarterly Statements" and, together with the Company Annual Statements, the "Statutory Statements"). The Statutory Statements (i) were or will be prepared from the books of account and other financial records of the Company, (ii) were or will be filed with or submitted to the Louisiana Department or Other Departments on forms prescribed or permitted by the Louisiana Department or the Other Departments, as applicable, (iii) were or will be prepared in accordance with SAP applied on a basis consistent with the past practices of the Company except as noted therein and complied on their respective dates of filing or submission in all material respects with Louisiana Law and with all other applicable Laws; provided that any such non-compliance is not reasonably likely to have a Material Adverse Effect and (iv) present or will present fairly in all material respects the assets, liabilities, capital and surplus, results of operations and cash flows of the Company as of the dates thereof or for the periods covered thereby in accordance with SAP (subject, in the case of the Company Quarterly Statement, to normal estimation of accruals and reserves and normal year-end audit adjustments).

                 (c) The Seller for the period ended December 31, 1995 will deliver to the Purchaser a true and complete copy of the annual statement of the separate accounts of the Company to be filed with or submitted to the Louisiana Department for the year ended as of December 31, 1995, together with all related notes, exhibits and schedules thereto (referred to herein as the "Company Separate Accounts Annual Statement"). The Company Separate Accounts Annual Statement (i) was or will be prepared from the books of account and other financial records of the Company, (ii) was or will be filed with or submitted to the Louisiana Department on forms prescribed or permitted by the Louisiana Department, (iii) was or will be prepared in accordance with SAP applied on a basis consistent with the past practices of the Company (except as set forth in the notes, exhibits or schedules thereto) and complied on their respective dates of filing or submission in all material respects with Louisiana Law and with all other applicable Laws; provided that any such non-compliance is not reasonably likely to have a Material Adverse Effect and
(iv) present or will presents fairly in all material respects the combined statutory assets, liabilities and surplus, and results of operations of the separate accounts of the Company as of the dates thereof or for the periods covered thereby in accordance with SAP.

                 (d) The books of account and other financial records of the Company and the Subsidiary: (i) reflect or will reflect, in all material respects, all items of income and expense and all assets and liabilities required to be reflected therein in accordance with GAAP or SAP, as applicable, (ii) are or will be in all material respects complete and correct, and (iii) have been or will be maintained in accordance with good business, accounting and, with respect to the Company, actuarial practices.

                 SECTION 3.09. Reserves. All reserves and other liabilities reflected in lines 1, 2, 3, and 4 of page 3 of the 1994 and 1995 Company Annual Statements ("Reserve Liabilities") (i) were and will be, as applicable, determined in accordance with commonly accepted actuarial standards consistently applied except as noted therein, (ii) were and will be, as applicable, fairly stated in accordance with sound actuarial principles, (iii) were and will be, as applicable, based on actuarial assumptions which were in accordance with or more conservative than those appropriate for such insurance policies and annuity contracts, (iv) met or will meet, as applicable, the requirements of the insurance Laws of the state of domicile and, in the aggregate, each other jurisdiction in which the Company is licensed to write life insurance or issue annuities and (v) reflected or will reflect, as applicable, the related reinsurance, coinsurance and other similar agreements of the Company. Adequate provision for all such Reserve Liabilities has been made (under commonly accepted actuarial principles consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits, claims and other liabilities of the Company under all insurance policies and annuity contracts under which the Company has any liability (including, without limitation, any liability arising under or as a result of any reinsurance, coinsurance or other similar agreement) on December 31, 1994. At the time of the Closing, the Reserve Liabilities will be sufficient to satisfy all cash flow testing requirements applicable thereto under applicable Law.

                 SECTION 3.10. No Undisclosed Liabilities or Capital Commitments. To Seller's Enhanced Special Knowledge: (a) There are no Liabilities of the Company or the Subsidiary, other than liabilities (i) reflected or reserved against in the Financial Statements, (ii) under life and health insurance and annuity policies issued by the Company, (iii) disclosed in
Section 3.10 of the Disclosure Schedule, (iv) relating to post-Closing state insurance guaranty fund assessments relating to insurance companies that are insolvent or are taken under conservatorship, placed in receivership or rehabilitation or subject to similar action prior to the Closing or (v) incurred since the Balance Sheet Date in the ordinary course of the Business Consistent With Past Practice and which have not had and are not reasonably likely to have a Material Adverse Effect.

                 (b) Except as set forth in Section 3.10 of the Disclosure Schedule and except for purchases and sales of home equity loans and investment assets in the ordinary course of business Consistent With Past Practice, neither the Company nor the Subsidiary is subject to any commitment, actual or contingent, to make any investment or capital contribution, or otherwise expend capital, or purchase any securities, or supply funds to any Person, in each case in excess of $100,000 in the aggregate.

                 SECTION 3.11. Acquired Assets. Each asset of the Company and the Subsidiary (including, without limitation, the benefit of any licenses, leases or other agreements or arrangements) acquired since the Balance Sheet Date has been acquired for consideration, to the Seller's knowledge, of not more than the fair market value of such asset at the date of such acquisition.

                 SECTION 3.12. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, except as disclosed on the Disclosure Schedule or contemplated by this Agreement (a) the Business has been conducted in the ordinary course and Consistent With Past Practice and (b) neither the Company nor the Subsidiary has:

                      (i) permitted or allowed any of the assets or properties (whether tangible or intangible) of the Company or the Subsidiary to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

                     (ii) except in the ordinary course of business Consistent with Past Practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current liabilities reflected on the Balance Sheet and current liabilities incurred in the ordinary course of business Consistent With Past Practice since the Balance Sheet Date;

                    (iii) other than loans to policyholders and commercial real estate loans in the ordinary course of business Consistent With Past Practice, made any loan to, guaranteed any Indebtedness of, or otherwise incurred any Indebtedness on behalf of any Person;

                     (iv) failed to pay any creditor any amount owed to such creditor when due, except any amounts being contested in good faith and not in excess of $100,000 in the aggregate or for which reserves in accordance with GAAP have been established on the Financial Statements;

                      (v) redeemed any of the capital stock or declared, made or paid any dividends or distributions with respect to capital (whether in cash, securities or other property) to the holders of capital stock of the Company or the Subsidiary or otherwise, other than dividends, distributions and redemptions declared, made or paid by the Subsidiary solely to the Company;

                     (vi) made any material changes in the customary methods of operations of the Company or the Subsidiary, including, without limitation, purchasing, marketing, selling, pricing, underwriting, investing or actuarial practices and policies;

                    (vii) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business Consistent With Past Practice;

                   (viii) made any capital expenditure or commitment for any capital expenditure in excess of $100,000 in the aggregate;

                     (ix) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, investment assets, leasehold interests and intangible assets), other than (A) the sale of investment assets (including, without limitation, home equity loans) in the ordinary course of business Consistent With Past Practice and
         (B) the distribution of Excluded Assets in accordance with Section
         5.12;

                      (x) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, the Company or the Subsidiary, other than the sale of annuity contracts in the ordinary course of business Consistent With Past Practice or as contemplated by Section 5.12;

                     (xi) except as set forth in Section 3.12 of the Disclosure Schedule and except as disclosed in the Seller's most recent proxy statement, and except for salary and benefits which are provided Consistent With

         Past Practice, entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Person), other than an insurance policy or annuity contract containing standard terms and purchased by such Person;

                    (xii) except as set forth in Section 3.12 of the Disclosure Schedule, (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or the Subsidiary to any of its employees, including, without limitation, any increase or change pursuant to any Plan except for regular salary increases in the ordinary course of business Consistent With Past Practice or (B) established or increased or promised to increase any benefits under any Plan;

                   (xiii) revalued (other than in accordance with SAP or GAAP, as appropriate) or, except as set forth in Section 3.12 of the Disclosure Schedule, restructured any assets of the Company or the Subsidiary;

                    (xiv) amended, terminated, cancelled or compromised any material claims of the Company or the Subsidiary or waived any other rights of substantial value to the Company or the Subsidiary;

                     (xv) made any change in any method of accounting or accounting practice or policy used by the Company or the Subsidiary and disclosed in the Financial Statements or the SAP Statements other than changes which were required by GAAP or SAP or Guideline 33 of the National Association of Insurance Commissioners;

                    (xvi) failed to maintain the Assets Consistent With Past Practices;

                   (xvii) allowed any material Permit or material Environmental Permit that was issued or relates to the Company or the Subsidiary or otherwise relates to any material Asset to lapse or terminate or failed to renew any such Permit or Environmental Permit or any insurance policy under which the Company or the Subsidiary is an insured that is scheduled to terminate or expire on or prior to the Closing Date;

                  (xviii)    incurred any Indebtedness in excess of $100,000 in
         the aggregate (other than repurchase agreements and reverse repurchase agreements entered into in the ordinary course of business Consistent With Past Practice);

                    (xix) amended, modified or consented to the termination of any Material Contract or the Company's or the Subsidiary's rights thereunder;

                     (xx) amended or restated the Articles of Incorporation or the By-laws (or other organizational documents) of the Company or the Subsidiary;

                    (xxi) terminated, discontinued, closed or disposed of any office, facility or other business operation, or laid off any employees other than in the ordinary course of business Consistent With Past Practice) or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

                   (xxii) except pursuant to confidentiality agreements, disclosed any secret or confidential Intellectual Property or permitted to lapse or abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Company or the Subsidiary has any right, title, interest or license and which is material to the Business;

                  (xxiii)    except as set forth in Section 3.12 of the
         Disclosure Schedule, settled or compromised any liability, with respect to Taxes of the Company or the Subsidiary;

                   (xxiv) suffered any casualty loss or damage with respect to any of the Assets which in the aggregate have a replacement cost in excess of $100,000, whether or not such loss or damage shall have been covered by insurance;

                    (xxv) except as set forth in Section 3.12 of the Disclosure Schedule, made any material amendment to the insurance policies or annuity contracts in force of the Company or made any material change in the methodology used in the determination of, or destrengthened the Reserve Liabilities of the Company or any reserves contained in the 1994 Company GAAP Statements with respect to insurance policies and annuity contracts;

                   (xxvi) except as set forth in Section 3.12 of the Disclosure Schedule, terminated, amended or entered into as ceding or assuming insurer any reinsurance, coinsurance or other similar agreement or any trust agreement or security agreement related thereto, other than renewals on substantially the same terms, in the ordinary course of business;

                  (xxvii)    except as set forth in Section 3.12 of the
         Disclosure Schedule, amended or introduced any life insurance policy or annuity contract;

                 (xxviii)    suffered any Material Adverse Effect;

                   (xxix) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.12 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.12, except as expressly contemplated by this Agreement; or

                    (xxx) except for the transactions contemplated by this Agreement, taken or failed to take any action which could cause the Adjustment Amount to be greater than it would otherwise be in the ordinary course of business.

                 SECTION 3.13. Litigation. Set forth in Section 3.13 of the Disclosure Schedule (with respect to each Action disclosed therein) are the parties, the nature of the proceeding, the date and method commenced and the amount of damages (if known) or other relief sought and, if applicable, paid or granted. Except as set forth in Section 3.13 of the Disclosure Schedule, there are no Actions by or against the Company or the Subsidiary (or by or against the Seller or any Affiliate thereof and relating to the Business, the Company or the Subsidiary), or affecting any of the Assets, pending before any Governmental Authority (or, to the best knowledge of the Seller, threatened to be brought by or before any Governmental Authority). No such Action is reasonably likely to have a Material Adverse Effect or is reasonably likely to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. None of the Company, the Subsidiary, any of the Assets or the Seller is subject to any Governmental Order (nor, to the best knowledge of the Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which is reasonably likely to have a Material Adverse Effect.

                 SECTION 3.14. Certain Interests. Seller or any Affiliate of Seller (other than the Company or the Subsidiary) does not have, and no officer or director of the Seller, the Company or the Subsidiary and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director has

(i) outstanding any Indebtedness to the Company or the Subsidiary or (ii) except as set forth in Section 3.12(a)(xi) and Section 3.14 of the Disclosure Schedule, entered into any transactions with the Company or the Subsidiary (any arrangement referred to in (i) or (ii) shall be referred to as an "Inter-Company Arrangement"). All Inter-Company Arrangements are set forth in
Section 3.14 of the Disclosure Schedule.

                 SECTION 3.15. Compliance with Laws. To the Seller's Enhanced Special Knowledge, the Company and the Subsidiary have each conducted and continue to conduct the Business in accordance with all material Laws and Governmental Orders applicable to the Company or the Subsidiary or any of the Assets or the Business, and neither the Company nor the Subsidiary is in violation of any such Law or Governmental Order, except as set forth in
Section 3.15 of the Disclosure Schedule. The Company and the Subsidiary have duly and validly filed or caused to be filed all material reports, statements, documents, registrations, filings or submissions that were required by applicable Laws to be filed; all such filings complied with all applicable Laws in all material respects when filed, and no material deficiencies have been asserted with respect to any such filings which have not been satisfied. All outstanding insurance policies, annuity contracts and assumption certificates issued by the Company and now in force are, to the extent required under applicable Laws, on forms approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection, and utilize premium rates which if required to be filed with or approved by insurance regulatory authorities have been so filed or approved and the premiums charged conform thereto. The Company and the Subsidiary, as applicable, have filed all forms, reports, statements and other documents required by Law to be filed by them with the Securities and Exchange Commission (the "Commission"), including, without limitation, (a) all Annual Reports on Form 10-K, (b) all Quarterly Reports on Form 10-Q, (c) all Current Reports on Form 8-K, (d) all other reports and registration statements, including, without limitation, in connection with sales of variable annuity or variable life contracts, and (e) all amendments and supplements to all such reports and registration statements, and all such forms, reports, statements and other documents, including, without limitation, those filed after the date hereof, did not at the time they were filed (at the time they became effective and so long as they remain effective in the case of registration statements and amendments thereto), or will not at the time they are filed (at the time they became effective and so long as they remain effective in the case of registration statements and amendments thereto), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the separate accounts of the Company or the Subsidiary that is required to be registered as an investment company under the Investment Company Act of 1940 is so registered (each of which is listed in Section 3.15 of the Disclosure Schedule). All forms, reports, statements and other documents required by Law to be filed with the Commission by or on behalf of each of the separate accounts of the Company or the Subsidiary, including, without limitation, all registration statements and all amendments and supplements to all such registration statements, including, without limitation, in connection with sales of variable life insurance policies and variable annuity contracts, have been so filed by or on behalf of such separate accounts, and all such forms, reports, statements and other documents, including, without limitation, those filed after the date hereof, did not at the time they were filed (at the time they became effective and so long as they remain effective in the case of registration statements and amendments thereto), or will not at the time they are filed (at the time they became effective and so long as they remain effective in the case of registration statements and amendments thereto), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement therein, in the light of the circumstances under which they were made, not misleading.

                 SECTION 3.16. Environmental and Other Permits and Licenses; Related Matters. To the Seller's Special Knowledge except as set forth in
Section 3.10 or 3.16 of the Disclosure Schedule:

                 (a) The Seller, the Company and the Subsidiary currently hold all the permits, licenses, authorizations, certificates, consents, exemptions and approvals required under any Law (collectively, "Permits"), including, without limitation, Environmental Permits, necessary for the ownership, use, occupancy and operation of each Asset of the Company and the Subsidiary and the conduct of the Business, and all such Permits are in full force and effect, except where the failure to hold any such Permit is not reasonably likely to have a Material Adverse Effect.

                 (b) (i) Each tenant and occupant of the Real Property holds all Permits, including, without limitation, Environmental Permits, necessary for the use, occupancy and operation of the Real Property by such tenant or occupant, and all such Permits are in full force and effect, except where the failure to hold any such Permit is not reasonably likely to have a Material Adverse Effect; (ii) there is no existing practice, action or activity of any tenant or occupant of the Real Property, or of any owner, tenant or occupant of any real property in which the Company or a Subsidiary or with respect to the Business, the Seller currently holds a security interest (the "Secured Real Property") which will give rise to any criminal liability or civil Liability under, or violate or prevent compliance with, any applicable Law, including, without limitation, any applicable Environmental Law; (iii) no tenant or occupant of the Real Property has received any notice from any Governmental Authority revoking, cancelling, rescinding, materially modifying or refusing to renew any Permit or providing written notice of violations under any Law, including, without limitation, any applicable Environmental Law; (iv) each tenant and occupant of the Real Property is in all respects in compliance with its Permits, including, without limitation, Environmental Permits, except where the failure to be in compliance with such Permits is not reasonably likely to have a Material Adverse Effect;
(v) there is no existing practice, action or activity of the Company or the Subsidiary or, with respect to any portion of the Business, the Seller and no existing condition of the Assets of the Company or the Subsidiary or the Business which has given (except to the extent already resolved) or will give rise to any criminal liability or civil Liability under, or violate or prevent compliance with, any applicable Law, including, without limitation, any applicable Environmental Law; (vi) none of the Seller, the Company nor the Subsidiary has received any notice from any Governmental Authority revoking, cancelling, rescinding, materially modifying or refusing to renew any Permit; and (vii) the Company and the Subsidiary are in all respects in compliance with the Permits, including, without limitation, Environmental Permits, except where the failure to be in compliance with such Permits is not reasonably likely to have a Material Adverse Effect. Section 3.16(a) of the Disclosure Schedule identifies all Permits, including, without limitation, Environmental Permits and indicates by asterisk those that will require the consent of any Governmental Authority in the event of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

                 (c) (i) Neither the Company nor the Subsidiary nor, with respect to any portion of the Business, the Seller has violated or is violating any applicable Environmental Law except for any such violation which is not reasonably likely to have a Material Adverse Effect; (ii) no tenant or occupant of the Real Property or owner, tenant or occupant of the Secured Real Property is violating any applicable Environmental Law in connection with the ownership, use, occupancy or operation of the Real Property or the Secured

Real Property except for any such violation which is not reasonably likely to have a Material Adverse Effect; (iii) there has been no Release of Hazardous Materials at, to, from, or under any real property currently or formerly owned, leased, or operated by the Company or the Subsidiary, or, with respect to any portion of the Business, the Seller, or at, to, from or under any Secured Real Property, except (x) Releases which individually or collectively do not exceed the applicable reportable quantity established pursuant to CERCLA, or (y) Releases of petroleum or its derivatives which individually or collectively do not exceed ten gallons; (iv) none of the Company or the Subsidiary or, with respect to any portion of the Business, the Seller, has generated, transported or arranged for the transport of, or disposed of any Hazardous Materials at any location, other than amounts and types of Hazardous Materials normally present in ordinary office trash or household waste; (v) no tenant or occupant of the Real Property has generated at such Real Property any Hazardous Material, other than amounts and types of Hazardous Materials normally present in ordinary office trash or household waste; (vi) none of the Company or the Subsidiary, or, with respect to any portion of the Business, the Seller, has any Liabilities in connection with the Release of any Hazardous Material at any location; (vii) except as set forth in Section 3.16 of the Disclosure Schedule, there is not present at any of the Real Property any underground storage tanks or sumps, asbestos, or polychlorinated biphenyls; (viii) no Environmental Lien has attached to any of the Real Property or the Secured Real Property; and (ix) there are no past (except to the extent already resolved), pending or threatened Environmental Claims against the Company or the Subsidiary or, with respect to the Business, the Seller, nor are there any circumstances that may form the basis of any such Environmental Claim.

                 SECTION 3.17. Material Contracts. (a) Section 3.17 of the Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, oral agreements) of the Company and the Subsidiary (such contracts and agreements, together with all contracts, agreements and Leases concerning the management or operation of any Real Property (including, without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.19(a) or 3.19(b) of the Disclosure Schedule to which the Company or the Subsidiary is a party and all agreements relating to Intellectual Property set forth in Section 3.18(a) of the Disclosure Schedule, being "Material Contracts"):

                      (i) each contract and agreement for the purchase of materials or personal property with any supplier or for the furnishing of services to the

         Company, the Subsidiary or otherwise related to the Business under the terms of which the Company or the Subsidiary: (A) is likely to pay or otherwise give consideration of more than $50,000 individually and $250,000 in the aggregate during the calendar year ending December 31, 1995, (B) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such contract or (C) cannot be cancelled by the Company or the Subsidiary without penalty or further payment in an amount more than $50,000 individually and $250,000 in the aggregate and without more than 90 days' notice;

                     (ii) each contract and agreement for the sale of personal property or for the furnishing of services by the Company or the Subsidiary, other than the insurance policies and annuity contracts sold in the ordinary course of business Consistent With Past Practice, which: (A) is likely to involve consideration of more than $50,000 in the aggregate during the calendar year ending December 31, 1995, (B) is likely to involve consideration of more than $100,000 in the aggregate over the remaining term of the contract or (C) cannot be cancelled by the Company or the Subsidiary without penalty or further payment in an amount more than $50,000 individually and $250,000 in the aggregate and without more than 90 days' notice;

                    (iii) all broker, distributor, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or the Subsidiary is a party pursuant to which services were being provided on the Balance Sheet Date in an amount more than $500,000 in the aggregate;

                     (iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company or the Subsidiary is a party and which are not cancelable without penalty or further payment in an amount more than $50,000 individually and $250,000 in the aggregate and without more than 90 days' notice;

                      (v) all contracts and agreements relating to Indebtedness of the Company or the Subsidiary including any commitments of the Company for mortgage loans, other than policy loans, in an amount more than $50,000 individually and $250,000 in the aggregate;

                     (vi) all contracts and agreements with any Governmental Authority to which the Company or the Subsidiary is a party;

                    (vii) all contracts and agreements that limit or purport to limit the ability of the Company or the Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

                   (viii)    all Inter-Company Arrangements;

                     (ix) all reinsurance, coinsurance or other similar agreements, and all trust agreements or other security agreements related thereto, to which the Company is a party that remain in force;

                      (x) all other contracts and agreements (other than fixed or variable annuity, life contracts or other insurance policies issued by the Company or the Subsidiary) whether or not made in the ordinary course of business, which are material to the Company, the Subsidiary or the conduct of the Business or the absence of which would have a Material Adverse Effect; and

                     (xi) all obligations to pay any amounts or to perform any obligations owing to, or to indemnify, the Seller or otherwise hold the Seller harmless pursuant to any agreement or other arrangement entered into prior to Closing between the Seller or any Affiliate (other than the Company and the Subsidiary) and the Company or the Subsidiary.

                 (b) Each Material Contract is legal, valid, binding, enforceable against the other party(ies) thereto and in full force and effect, and will not cease to be in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, except, in either case, as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors of insurance companies, rights of creditors generally or by general principles of equity, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such Material Contract. Neither the Company nor the Subsidiary is in breach of, or default under, any Material Contract.

                 (c) To the best knowledge of the Seller, no other party to any Material Contract is in breach thereof or default thereunder.

                 (d) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than as contemplated hereby and in the ordinary course of business Consistent With Past Practice, any of the properties or assets of the Company or the Subsidiary.

                 SECTION 3.18. Intellectual Property. (a) Section 3.18(a)(i) of the Disclosure Schedule sets forth a true and complete list and a brief description of the Owned Intellectual Property consisting of trademarks, service marks, corporate and assumed names, trade names and copyrights and pending registrations therefor and Section 3.18(a)(ii) of the Disclosure Schedule sets forth a true and complete list and a brief description, including, without limitation, a description of any license or sublicense thereof, of all Licensed Intellectual Property. In each case where a registration or application for registration listed in Section 3.18(a)(i) of the Disclosure Schedule is held by assignment, the assignment has been duly recorded with the United States Patent and Trademark Office. To Seller's Special Knowledge, the rights of the Company or the Subsidiary, as the case may be, in or to such Intellectual Property do not conflict with or infringe on the rights of any other Person, except where such conflict or infringement is not reasonably likely to have a Material Adverse Effect, and none of the Seller, the Company or the Subsidiary has received any claim or written notice of infringement or conflict in respect of any Intellectual Property.

                 (b) (i) all the Owned Intellectual Property is owned by either the Company or the Subsidiary, as the case may be, free and clear of any Encumbrance other than Permitted Encumbrances, (ii) the Company or the Subsidiary has the right, pursuant to valid and enforceable licenses, to use the Licensed Intellectual Property in the manner in which the Licensed Intellectual Property is currently being used and (iii) no Actions have been made or asserted or are pending (nor, to the best knowledge of the Seller, has any such Action been threatened) against the Company or the Subsidiary either
(A) based upon or challenging or seeking to deny or restrict the use by the Company or the Subsidiary of any of the Intellectual Property or (B) alleging that any services provided or products sold by the Company or the Subsidiary are being provided or sold in violation of any trademarks, or any other rights of any Person except such Actions which, if adversely determined, are not reasonably likely to have a Material Adverse Effect. To the best knowledge of the Seller, no Person is using any trademarks, service marks, trade names or similar property that are confusingly similar to the Owned Intellectual Property or that infringe upon the Owned Intellectual Property or upon the rights of the Company or the Subsidiary therein. None of the Seller, the Company nor the Subsidiary has granted any license or other right to any other Person with respect to the Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property or any of the rights of the Company or the Subsidiary in any of the Licensed Intellectual Property.

                 (c) The Intellectual Property described in Sections 3.18(a)(i) and 3.18(a)(ii) of the Disclosure Schedule constitutes all of the Intellectual Property used or held or intended to be used by the Company or the Subsidiary or forming a part of all such Intellectual Property necessary and material in the conduct of the Business and there are no other items of Intellectual Property that are material to the Company, the Subsidiary or the Business.

                 SECTION 3.19. Real Property. (a) Section 3.19(a) of the Disclosure Schedule lists: (i) the street address of each parcel of Owned Real Property, (ii) the date on which each parcel of Owned Real Property was acquired, (iii) the current owner of each such parcel of Owned Real Property,
(iv) information relating to the recordation of the deed pursuant to which each such parcel of Owned Real Property was acquired and (v) the current use of each such parcel of Owned Real Property.

                 (b) Section 3.19(b) of the Disclosure Schedule lists: (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property and (iii) the current use of each such parcel of Leased Real Property.

                 (c) The Seller has, or has caused to be, delivered to the Purchaser true and complete copies of all Leases listed in Section 3.19(b) of the Disclosure Schedule. Each such Lease is legal, valid, binding, enforceable and in full force and effect with respect to the Company or the Subsidiary, as applicable, and, to Seller's knowledge, each such Lease is legal, valid, binding, enforceable and in full force and effect with respect to the lessor thereof. Except as set forth in Section 3.19 of the Disclosure Schedule, each such Lease will not cease to be in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, except, in either case, as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors of insurance companies, rights of creditors generally or by general principles of equity, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such Lease or otherwise give the landlord a right to terminate such Lease in accordance with the terms thereof.

                 (d) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the best knowledge of the Seller, threatened against the Real Property.

                 (e) The rental set forth in each Lease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

                 SECTION 3.20.    Tangible Personal Property.  (a)  Section
3.20 of the Disclosure Schedule lists each group of equipment, supplies, furniture, fixtures, personalty, vehicles and other tangible personal property (the "Tangible Personal Property") used in the Business or owned or Leased by the Company or the Subsidiary with a value reasonably estimated by the Seller for each group to exceed $100,000.

                 (b) The Seller has, or has caused to be, delivered to the Purchaser true and complete copies of all Leases for Tangible Personal Property providing for annual rentals in excess of $50,000 and any and all material ancillary documents pertaining thereto. Each such Lease is legal, valid, binding, enforceable and in full force and effect with respect to the Company or the Subsidiary, as applicable, and, to Seller's knowledge, each such Lease is legal, valid, binding, enforceable and in full force and effect with respect to the lessor thereof. Except as set forth in Section 3.20 of the Disclosure Schedule, each such Lease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement except, in either case, as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors of insurance companies, rights of creditors generally or by general principles of equity, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such Lease or otherwise give the lessor a right to terminate such Lease in accordance with the terms thereof.

                 SECTION 3.21. Assets. (a) Either the Company or the Subsidiary, as the case may be, owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Owned Intellectual Property, the Licensed Intellectual Property, the Real Property and the Tangible Personal Property, used in the conduct of the Business or otherwise owned, leased or used by the Company or the Subsidiary and, with respect to contract rights, is a party to and enjoys the right to the benefits of all material contracts, agreements and other arrangements used by the Company or the Subsidiary or in or relating to the conduct of the Business (all such properties, assets and contract rights being the "Assets"). Either the Company or the Subsidiary, as the case may be, has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

                 (b) All the Assets are in such operating condition and repair as is Consistent With Past Practice.

                 (c) Immediately following the Closing, either the Company or the Subsidiary, as the case may be, will continue to own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise retain its respective interest in the Assets (except the Excluded Assets) without incurring any material penalty or other materially adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement. Immediately following the Closing, either the Company or the Subsidiary, as the case may be, shall own and possess all presently existing documents, books, records, agreements and financial data of any sort used by the Company or such Subsidiary in the conduct of the Business or otherwise. The Company owns assets that qualify as legal reserve assets under applicable insurance Laws in an amount equal to its Reserve Liabilities.

                 SECTION 3.22.    Insurance Issued.  (a) Except as set forth in
Section 3.22 of the Disclosure Schedule, with respect to all insurance issued:

                      (i) All insurance policy and annuity contract benefits payable by the Company and, to the best knowledge of the Seller, by any other Person that is a party to or bound by any reinsurance, coinsurance or other similar agreement with the Company, have in all material respects been paid in accordance with the terms of the insurance policies, annuity contracts and other contracts under which they arose, except for such benefits for which there is a reasonable basis to contest payment.

                     (ii) Except as set forth in Section 3.22 of the Disclosure Schedule, no outstanding insurance policy or annuity contract issued or assumed by the Company entitles the holder thereof or any other Person to receive dividends, distributions or other benefits based on the revenues or earnings of the Company or any other Person.

                    (iii) The Company has not received any information which would reasonably cause it to believe that the financial condition of any other party to any reinsurance, coinsurance or other similar agreement with the Company is so impaired as to result in a default thereunder.

                     (iv) Except as set forth in Section 3.22 of the Disclosure Schedule, all advertising, promotional and sales materials and other marketing practices used by the Company or any agent of the Company have complied and are currently in compliance with applicable Laws.

                      (v) Each insurance agent, at the time such agent wrote, sold or produced business for the Company since January 1, 1991 was duly licensed as an insurance agent (for the type of business written, sold or produced by such insurance agent) in the particular jurisdiction in which such agent wrote, sold or produced such business.

                     (vi) The tax treatment under the Code of all insurance or annuity policies, plans or contracts; all financial products, employee benefit plans (other than the Plans), individual retirement accounts or annuities; or any similar or related policy, contract, plan, or product, whether individual, group, or otherwise, if any, issued or sold by the Company or the Subsidiary on or before the Closing Date is and at all times has been in all material respects the same or more favorable to the purchaser, policyholder or intended beneficiaries thereof as the tax treatment under the Code for which such contracts qualified or purported to qualify at the time of their issuance or purchase, except for changes resulting from changes to the Code which do not apply to such issuance or purchase due to their effective date and except as set forth in Section 3.22 of the Disclosure Schedule. For purposes of this Section 3.22(a)(vi), the provisions of the Code relating to the tax treatment of such contracts shall include, but not be limited to, Sections 72, 79, 101, 104, 105, 106, 125, 130, 401, 402, 403, 404, 408, 412, 415, 419, 419A, 457, 501,
         505, 817, 818, 7702 and 7702A.  In addition, except as set forth in
         Section 3.22 of the Disclosure Schedule, each annuity contract issued by the Company qualifies as an annuity contract under Section 72 of the Code. Each life insurance policy issued by the Company qualifies as a life insurance contract for federal income tax purposes and any such policy which is a modified endowment contract under Section 7702A of the Code, (each, a "MEC") has been marketed as such at all relevant times or the policyholder otherwise has consented to such MEC status.

                    (vii) Except as set forth in Section 3.22 of the Disclosure Schedule, each of the employee benefit plans issued or sold by the Company qualifies under Section 401(a), 403(b) or 457, as applicable, of the Code.

                 (b) Except as set forth in Section 3.22 of the Disclosure Schedule, since December 31, 1993, no policyholder, contractholder, group of policyholder or contractholder Affiliates, or Persons writing, selling or producing insurance business that individually or in the aggregate for each such policyholder, contractholder, group or Person, accounted for 5% or more of the premium or annuity income of the Company for the year ended December 31, 1994, has terminated, is reasonably likely to terminate or, to the best knowledge of the Seller, has threatened to terminate its business relationship with the Company as a result of the transactions contemplated by this Agreement or for any other reason.

                 SECTION 3.23. Distributors. Listed in Section 3.23 of the Disclosure Schedule are the names and addresses of the ten most significant distributors (by premium and annuity income written, sold or produced) of the Company for the twelve-month period ended December 31, 1994 and the amount of premium and annuity income which each such distributor wrote, sold or produced during such period.

                 SECTION 3.24. Employee Benefit Matters. (a) Plans and Material Documents. Section 3.24(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, covering any current or former employee, officer or director of the Company or the Subsidiary, to which the Company or the Subsidiary is a party, with respect to which the Company or the Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or the Subsidiary, (ii) each employee benefit plan for which the Company or the Subsidiary could reasonably be expected to incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, and (iii) any plan in respect of which the Company or the Subsidiary could reasonably be expected to incur liability under Section 4212(c) of ERISA (collectively, the "Plans"). The Seller has furnished the Purchaser with a description of each Plan that is not in writing and, with respect to each Plan that is in writing, with a complete and accurate copy of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan including, where applicable, without limitation, (i) a copy of each trust or other funding arrangement, (ii) the most recently distributed summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Except as set forth in Section 3.24(a) of the Disclosure Schedule, neither the Company nor the Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or
(iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

                 (b) Absence of Certain Types of Plans. None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or the Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"), and no trust maintained or contributed to by the Company or the Subsidiary is intended to qualify as a voluntary employees' beneficiary association which is intended to be exempt from taxation pursuant to Section 501(c)(9) of the Code. Except as disclosed in Section 3.24(b) of the Disclosure Schedule, none of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates the Company or the Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control", within the meaning of such term under Section 280G of the Code. Except as described in Section 3.24(b) of the Disclosure Schedule, none of the Plans provides for the deferral of compensation (other than any Plan intended to be qualified under Section 401(a) of the Code) or for the grant of stock options, restricted stock, stock appreciation rights, phantom shares or other equity-based awards or contingent compensation. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

                 (c) Compliance with Applicable Law. Except as disclosed in Section 3.24(c) of the Disclosure Schedule, each Plan is now and always has been operated in all material respects in accordance with the requirements of all applicable Law, including, without limitation, ERISA and the Code, and to Seller's knowledge all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have always acted in accordance with the provisions of all applicable Law, including, without limitation, ERISA and the Code. Each of the Company and the Subsidiary has performed all material obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any material default or violation by any party to, any Plan. No legal action, suit or claim is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course) and to Seller's knowledge no fact or event exists that could reasonably be expected to give rise to any such action, suit or claim which is reasonably likely to have a Material Adverse Effect.

                 (d) Qualification of Certain Plans. Except as disclosed in Section 3.24(d) of the Disclosure Schedule, each Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS which could reasonably be expected to materially adversely affect the qualified status of any such Plan or the exempt status of any such trust.

                 (e) Absence of Certain Liabilities and Events. There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Except as set forth in Section 3.24(e) of the Disclosure Schedule, neither the Company nor the Subsidiary has incurred any liability for any penalty or tax arising under
Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under
Section 502 of ERISA, and no fact or event exists which could reasonably be expected to give rise to any such liability. Neither the Company nor the Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or
(ii) the withdrawal from any

Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability. Except as set forth in Section 3.24(e) of the Disclosure Schedule, no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan. No reportable event (within the meaning of Section 4043 of ERISA) for which the 30 days' notice to the Pension Benefit Guaranty Corporation is not waived has occurred or is expected to occur with respect to any Plan subject to Title IV of ERISA. No Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the assets of the Company or the Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Company nor the Subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could reasonably be expected to give rise to any such lien or requirement to post any such security.

                 (f) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

                 (g) Certain Employee-Benefit Assets. Except as disclosed in Section 3.24(g) of the Disclosure Schedule, each of the guaranteed investment contracts and other funding contracts with any insurance company that are held by any of the Plans and any annuity contracts purchased by any of the Plans was issued by an insurance company which carried the highest rating from each of D&P, S&P, Best and Moody's Investors Service, Inc., as of the date such contract was issued, the date hereof and the Closing Date.

                 (h) Retiree Medical Benefits. No Plan is or includes any plan or arrangement providing for post-employment health and/or medical benefit coverage except to the extent required by COBRA.

                 SECTION 3.25. Labor Matters. (a) Neither the Company nor the Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Subsidiary and currently there are no known organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which is reasonably likely to have Material Adverse Effect.

                 (b) there are no strikes, slowdowns, work stoppages or material labor relations controversies pending or, to the best knowledge of the Seller, threatened between the Company or the Subsidiary and any of their respective employees, and neither the Company nor the Subsidiary has experienced any such strike, slowdown, work stoppage or material controversy within the past three years;

                 (c) the Company and the Subsidiary to the knowledge of Seller are in compliance, in all material respects with all applicable Laws relating to the employment of labor, including, without limitation, those related to wages, hours and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority, and have withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or the Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;

                 (d) the Company and the Subsidiary have paid in full to all their respective employees, retired employees and contractors or adequately accrued for in accordance with GAAP or SAP, as the case may be, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, retired employees and contractors;

                 (e) Except as set forth in Section 3.25 of the Disclosure Schedule, there is no claim against the Company or the Subsidiary with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the best knowledge of the Seller, threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Company or the Subsidiary;

                 (f) Except as set forth in Section 3.25 of the Disclosure Schedule, neither the Company nor the Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices;

                 (g) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the best knowledge of the Seller, threatened with respect to the Company or the Subsidiary;

                 (h) Except as set forth in Section 3.25 of the Disclosure Schedule, there is no charge against the Company or the Subsidiary of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the best knowledge of the Seller, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or the Subsidiary has employed or currently employs any Person.

                 SECTION 3.26. Key Employees. Section 3.26 of the Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 1995, 1994, 1993 and 1992, the date of employment and a brief description of position and job function of each current salaried employee exempt from overtime, officer or director of the Company or the Subsidiary whose current base salary exceeded (or, in 1995, is expected to exceed) $100,000.

                 SECTION 3.27. Risk Management. (a) Section 3.27(a) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including, without limitation, policies providing property, casualty, liability, workers' compensation, and bond and surety arrangements) under which the Company or the Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage: (i) the name of the agent or broker; (ii) the name of the insurer and the names of the principal insured and each named insured; (iii) the policy number and the period of coverage; (iv) the type, scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount of coverage; and (v) the premium charged for the policy, including, without limitation, a description of any retroactive premium adjustments or other loss-sharing arrangements.

                 (b) With respect to each such material insurance policy:
(i) to Seller's knowledge, the policy is in full force and effect; (ii) neither the Company nor the Subsidiary is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and, to the best knowledge of the Seller, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a breach or default or permit termination or modification, under the policy; (iii) no party to the policy has repudiated in writing, or given written notice of an intent to repudiate, any provision thereof; and (iv) to the best knowledge of the Seller, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation or currently has a rating of "B+" or below from Best or a claims paying ability rating of "BBB" or below from S&P.

                 (c) Section 3.27(c) of the Disclosure Schedule sets forth all risks of the Company or the Subsidiary which are covered under any material risk retention program in which the Company or the Subsidiary participates, together with details for the two years ended December 31, 1994 and the six months ended June 30, 1995 of the Company's and the Subsidiary's loss experience with respect to such risks.

                 (d) Since January 1, 1993, the Company and the Subsidiary have been covered by insurance policies or binders of insurance in such types and covering such risks deemed reasonable by the Company or the Subsidiary, as the case may be.

                 (e) Except as set forth in Section 3.27(e) of the Disclosure Schedule, at no time subsequent to January 1, 1993 has the Company or the Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or received notice from any of its insurance carriers that any insurance coverage listed in Section 3.27(a) of the Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect or (iii) suffered any extraordinary increase in premium for renewed coverage. Except as set forth in Section 3.27 of the Disclosure Schedule, since January 1, 1993, no insurance carrier has cancelled, failed to renew or materially reduced any insurance coverage for the Company or the Subsidiary or given any notice or other indication of its intention to cancel, not renew or reduce any such coverage.

                 (f) The Seller is not aware of any facts pertaining to the Company, the Subsidiary or the Business which are reasonably likely to prevent the Purchaser from obtaining insurance following the consummation of the transactions contemplated by this Agreement on terms substantially similar to the terms currently in effect.

                 SECTION 3.28. Accounts; Lockboxes; Safe Deposit Boxes; Powers of Attorney. Section 3.28 of the Disclosure Schedule is a true and complete list of (a) the names of each bank, savings and loan association, securities or commodities broker or other financial institution in which the Company or the Subsidiary has an account, including, without limitation, cash contribution accounts, and the names of all persons authorized to draw thereon or have access thereto, (b) the location of all lockboxes and safe deposit boxes of the Company and the Subsidiary and the names of all Persons authorized to draw thereon or have access thereto and (c) the names of all Persons, if any, holding powers of attorney from the Seller relating to the Company, the Subsidiary or the Business, or from the Company or the Subsidiary. At the time of the Closing, without the prior written consent of the Purchaser, neither the Company nor the Subsidiary shall have any such account, lockbox or safe deposit box other than those listed in Section 3.28 of the Disclosure Schedule, nor shall any additional Person have been authorized, from the date of this Agreement, to draw thereon or have access thereto or to hold any such power of attorney relating to the Company, the Subsidiary or the Business or from the Company or the Subsidiary. There are no commingled monies or accounts of the Company or the Subsidiary with other monies or accounts of the Seller or relating to the other businesses of the Seller (other than servicing accounts established by Seller's subsidiary United Companies Lending Corporation in connection with its servicing activities for home equity and commercial loans, and certain pass-through certificates issued under the Pooling and Servicing Agreements (as hereinafter defined) and owned by the Company or the Subsidiary) nor has the Seller transferred monies or accounts of the Company or the Subsidiary other than to an account of the Company or such Subsidiary. At the time of the Closing, all monies and accounts of the Company and the Subsidiary shall be held by, and be accessible only to, the Company or such Subsidiary. Each of the investment assets held in the investment account of the Company will be an admissible asset under the Laws of the State of Louisiana.

                 SECTION 3.29. Full Disclosure. (a) To Seller's Enhanced Special Knowledge there are no facts pertaining to the Company, the Subsidiary or the Business which are reasonably likely to have a Material Adverse Effect and which have not been disclosed in this Agreement, the Disclosure Schedule, the Financial Statements or the Statutory Statements.

                 (b) To the extent limited by Seller's knowledge as provided in this Agreement, no representation or warranty of the Seller in this Agreement, nor any statement or certificate furnished or to be furnished by the Seller to the Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                 SECTION 3.30. Proxy Statement. The proxy statement to be mailed to the stockholders of the Seller (the "Proxy Statement") in connection with the meeting of the stockholders of the Seller called to consider and vote upon the transactions contemplated hereby (the "Special Meeting", which may be the Seller's 1996 Annual Meeting of Stockholders) and any amendment thereof or supplement thereto, when mailed and at the time of the Special Meeting, shall not contain any untrue statement of material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading, and shall comply as to form in all material respects with all requirements of the Exchange Act.

                 SECTION 3.31. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement from the Company or the Subsidiary based upon arrangements made by or on behalf of the Seller, the Company or the Subsidiary.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

                 The Purchaser hereby represents and warrants to the Seller as follows:

                 SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is an insurance company domiciled in the State of Texas and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) upon receipt of the necessary approvals by Governmental Authorities, this Agreement will constitute a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors or by general principles of equity. At the Closing, the Company shall have taken all requisite action to authorize the Master Loan Sale

Agreement, and shall have all necessary power and authority to enter into the Master Loan Sale Agreement, and to consummate the transactions contemplated thereby. The Master Loan Sale Agreement, upon its execution and delivery by the Company and the Seller Master Loan Sale Parties, will constitute a legal, valid and binding obligation of the Company enforceable in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors of insurance companies, rights of creditors generally or by general principles of equity.

                 SECTION 4.02. No Conflict. Assuming compliance with the notification requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance of this Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws or other organizational documents, as applicable, of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser which would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or the lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected which would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

                 SECTION 4.03. Governmental and Other Authorizations; Notices and Consents. (a) The execution, delivery and performance of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority or any other third party, except (a) as required by the insurance Laws of the State of Louisiana and any other state in which the Company is doing business, (b) as required by the Insurance Laws of the State of Texas,
(c) the notification requirements of the HSR Act and (d) as set forth in Section 3.07 of the Disclosure Schedule.

                 (b) The Purchaser does not have knowledge of any facts or circumstances pertaining to the Purchaser which are reasonably likely to prevent the parties hereto from obtaining the governmental consents and approvals contemplated by Section 4.03(a).

                 SECTION 4.04. Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. The Purchaser is aware and understands that the Shares have not been registered under the Securities Act of 1933 or under the securities laws of any state, that any transfer of the Shares by the Purchaser shall be restricted under the provisions of such act and such state laws, and that the certificates representing the Shares will bear legends to such effect. The Purchaser possesses such knowledge and experience in financial and business matters generally and with respect to the Business so as to enable it to evaluate the risks and merits of its purchase of the Shares.

                 SECTION 4.05. Litigation. Except as disclosed in a writing given to the Seller by the Purchaser on a date prior to the execution of this Agreement, no claim, action, proceeding or investigation is pending or, to the best knowledge of the Purchaser after due inquiry, threatened, which seeks to delay or prevent the consummation of, or which could reasonably be expected to materially adversely affect the Purchaser's ability to consummate, or which could otherwise affect the legality, validity or enforceability of, the transactions contemplated by this Agreement.

                 SECTION 4.06. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser, except for the fee arrangement between the Purchaser and (i) ING Capital Corporation and (ii) Knightsbridge Management, L.L.C.

                 SECTION 4.07.    Reserved.

                 SECTION 4.08. Funding and Assets. (a) The Purchaser has, and will continue to have at the time of Closing, financing commitments from third parties to the extent necessary to enable the Purchaser to consummate the transactions contemplated by this Agreement.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

                 SECTION 5.01.    Conduct of Business Prior to the Closing.
(a) The Seller covenants and agrees that from the date hereof through the earlier of the Closing Date or the termination of this Agreement, neither the Company nor the Subsidiary shall conduct its business other than in the ordinary course and Consistent With Past Practice. Without limiting the generality of the foregoing, Seller shall cause the Company and the Subsidiary to (i) continue their advertising and promotional activities, pricing and purchasing policies, operations, and business plan implementation, Consistent With Past Practice; (ii) not materially shorten or lengthen the customary payment cycles for any of their payables or receivables; (iii) use reasonable efforts to attempt to (A) keep available to the Purchaser the services of the employees of the Company, (B) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company and the Business except as required by applicable law and (C) preserve their current relationships with their employees, distributors, policyholders, contractholders, regulators, rating agencies and other persons with which they have significant business relationships; (iv) exercise, but only after notice to the Purchaser and receipt of the Purchaser's prior written approval, any rights of renewal pursuant to the terms of any of the leases or subleases set forth in Section 3.19(b) or Leases for Tangible Personal Property set forth in Section 3.20(a) of the Disclosure Schedule which by their terms would otherwise expire; (v) maintain all material licenses, qualifications, registrations and authorizations to do business in each jurisdiction in which they are so licensed, qualified, registered or authorized; and (vi) not engage in any practice, take any action, fail to take any action or enter into any transaction, in each case outside the normal course of business or not Consistent With Past Practice, which is reasonably likely to cause any representation or warranty of the Seller to be untrue as of the date made and as of the Closing Date, other than such representations and warranties as are made as of another date (in which case to be untrue as of such date), or result in a breach of any covenant made by the Seller in this Agreement where, in each case, the consequences thereof are reasonably likely to have a Material Adverse Effect.

                 (b) Seller covenants and agrees that, prior to the Closing, except as the Purchaser may otherwise consent in writing, the Company and the Subsidiary (i) will conduct their investment activities (including without limitation





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commercial real estate loans) only in the ordinary course of business
Consistent With Past Practice and (ii) will not permit the Company to take any of the actions set forth on Section 5.01 of the Disclosure Schedule.

                 (c) Seller covenants and agrees that, prior to the Closing, without the prior written consent of the Purchaser, which consent will not be unreasonably withheld, neither the Company nor the Subsidiary will make any commitment, actual or contingent, to make any investment or capital contribution, or otherwise expend capital, or purchase any securities, or supply funds to any Person, in each case in excess of $100,000 in the aggregate, except for purchases and sales of home equity loans, investment assets and the making of commercial real estate loans in the ordinary course of business Consistent With Past Practice.

                 (d) Seller covenants and agrees to, and shall cause the Company to, use reasonable efforts Consistent With Past Practice to minimize the termination, withdrawal or nonrenewal of in force insurance policies and annuity contracts issued by the Company whether as a result of "twisting" or otherwise.

                 (e) The Seller covenants and agrees to cause (i) all Reserve Liabilities with respect to insurance policies and annuity contracts established or reflected in the books and records of the Company to be (A) established and reflected on a basis consistent with the Reserve Liabilities and reserving methods followed in the preparation of the 1995 and 1994 Company Annual Statements unless otherwise required by applicable Law, in which event Seller shall promptly notify the Purchaser thereof, (B) adequate (under commonly accepted actuarial principles consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims and other liabilities of the Company under all insurance policies and annuity contracts under which the Company has or will have any liability (including, without limitation, any liability arising under or as a result of any reinsurance, coinsurance or other similar agreement) and (C) in material compliance with the insurance Laws of Louisiana and in material compliance with the insurance Laws of all other jurisdictions in which it is licensed to write life insurance or issue annuities; and (ii) the Company to continue to own assets that qualify as legal reserve assets under applicable insurance Laws in an amount equal to its respective Reserve Liabilities.

                 (f) The Seller covenants and agrees to cause all reserve liabilities calculated in accordance with GAAP, established or reflected in the books and records of the Company to be established and reflected on a basis





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consistent with the reserve liabilities and reserving methods followed in the preparation of the December 31, 1994 Company GAAP Statement unless otherwise required by GAAP, in which event Seller shall promptly notify the Purchaser thereof.

                 SECTION 5.02. Access to Information. (a) From the date hereof until the earlier of the Closing or the termination of this Agreement, and subject to the provisions of Section 5.22, upon reasonable prior notice and at mutually agreeable times and places, the Seller shall and shall cause each of its officers, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel, financing sources, prospective financing sources, equity investors, potential equity investors and representatives of the Purchaser reasonable access to the offices, properties, other facilities, books and records of the Company and the Subsidiary and to those officers, employees, agents, accountants and counsel of the Seller who have any knowledge relating to, and to the books and records of the Seller and its subsidiaries relating to, the Company, the Subsidiary or the Business, (ii) furnish to the Purchaser monthly financial and management statements of the Company and the Subsidiary as prepared in the ordinary course of business and (iii) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources, prospective financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties and good will of the Company, the Subsidiary and the Business (or legible copies thereof) as the Purchaser or any of its officers, employees, authorized agents, accountants, counsel, financing sources, prospective financing sources or representatives may from time to time reasonably request.

                 (b) Subject to Section 7.09, in order to facilitate the resolution of any claims made by or against or incurred by the Seller prior to the Closing and claims which are the subject of Article IX hereof, for a period of seven years after the Closing, or for such longer period as may be required so as to extend to the end of the applicable statute of limitations, the Purchaser shall (i) retain or cause to be retained the books and records (or copies thereof) of the Company and the Subsidiary relating to periods prior to the Closing in a manner reasonably Consistent With Past Practice and (ii) upon reasonable notice, afford or cause to be afforded the officers, employees and authorized agents and representatives of the Seller reasonable access (including, without limitation, the right to make, at the Seller's expense, photocopies), during normal business hours, to such books and records.





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                 (c) Subject to Section 7.09, in order to facilitate the
resolution of any claims made by or against or incurred by the Purchaser and claims which are the subject of Article IX hereof, any Affiliate of the Purchaser, the Company or the Subsidiary after the Closing, for a period of seven years following the Closing, or for such longer period as may be required so as to extend to the end of the applicable statute of limitations, the Seller shall (i) retain the books and records (or copies thereof) of the Seller which relate to the Company and the Subsidiary and their operations for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser, the Company or the Subsidiary and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Purchaser, any Affiliate of the Purchaser, the Company or the Subsidiary reasonable access (including, without limitation, the right to make photocopies, at the expense of the Purchaser, such Affiliate of the Purchaser, the Company or such Subsidiary), during normal business hours, to such books and records.

                 (d) The Seller covenants and agrees to provide to the Purchaser the quarterly and annual statements of the Company filed with or submitted to the Louisiana Department for each calendar quarter ending between the date hereof and the Closing Date and for the year ended December 31, 1995, together with all related notes, exhibits and schedules thereto, prior to the filing or submission thereof and to consult with the Purchaser in respect thereof prior to such filing or submission.

                 SECTION 5.03. Confidentiality by Seller. The Seller agrees to, and shall instruct its agents, representatives, employees, officers and directors to: (i) treat and hold as confidential all non-public information relating to trade secrets, trademark applications, product development, price, distributor, policyholder and contract holder lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Business, the Company and its Subsidiary, except as Seller reasonably believes, based on the advice of counsel, is otherwise required to be disclosed by applicable Law, in which event the Seller agrees to, and shall instruct its agents, representatives, employees, officers and directors to, furnish only that portion of such confidential information which the Seller reasonably believes is legally required to be provided and exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information, and (ii) in the event that the Seller or any such agent,





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representative, employee, officer or director is served with a subpoena, order or other legal process to disclose any such information, provide the Purchaser with reasonably prompt written notice of such requirement so that the Purchaser, the Company or the Subsidiary may, at the expense of the Purchaser, seek a protective order or other remedy. This Section 5.03 shall not apply to any information that, at the time of disclosure, is available publicly or was not disclosed in breach of this Agreement by the Seller or its agents, representatives, Affiliates, employees, officers or directors. This Section
5.03 shall also not apply to any of the foregoing non-public information heretofore or hereafter provided by the Seller, in accordance with Section 5.06, prior to the Closing, to third parties who have expressed an interest in acquiring the Company and who have signed a confidentiality agreement satisfactory to the Seller. The provisions of this Section 5.03 shall not survive the termination of this Agreement. The Seller agrees and acknowledges that remedies at law for any breach of its obligations under this Section 5.03 are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach. Seller shall assure compliance with the provisions of this Section by all of its officers, employees and authorized agents, accountants, counsel and representatives and shall be responsible for any breach hereof by any of them. The provisions of this Section 5.03 do not supersede that certain Confidentiality Agreement dated August 14, 1995 between an Affiliate of the Purchaser and Seller which shall remain in full force and effect.

                 SECTION 5.04. Governmental and Other Authorizations; Notices and Consents. (a) Each of the Seller and the Purchaser shall use all reasonable efforts to obtain (or cause the Company and the Subsidiary to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that are or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement, including, without limitation, any required approvals of the Louisiana Department, and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within twenty Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.





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                 (b) The Seller shall cause the Company and the Subsidiary to give promptly such notices to third parties and use all reasonable efforts to obtain such third party consents and estoppel certificates as are set forth on Section 3.07 of the Disclosure Schedule and noted with an asterisk (*) thereon in connection with the transactions contemplated by this Agreement.

                 (c) The Purchaser shall cooperate and use all reasonable efforts to assist the Seller in giving such notices and obtaining such consents and estoppel certificates; provided, however, that neither the Seller nor the Purchaser shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which would be adverse to the interests of the Seller, the Purchaser, the Company, the Subsidiary or the Business.

                 (d) The Seller and the Purchaser agree that, in the event any such consent, approval or authorization is not obtained prior to the Closing, the Seller will, subsequent to the Closing, cooperate with the Purchaser and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable and, in the case of contracts and agreements, so as to provide for the Purchaser the benefits under such contracts and agreements; provided, however, that the Seller has no obligation to give any guarantee or other consideration of any nature in connection with any such consent, approval or authorization or to consent to any change in terms of any agreement which would be materially adverse to the interests of the Seller.

                 (e) The Seller's obligations under this Section 5.04 shall terminate upon termination of this Agreement.

                 SECTION 5.05. Notice of Developments. (a) Prior to the earlier of the Closing or termination of this Agreement, the Seller shall notify promptly, and in any event within five Business Days, the Purchaser in writing, to the extent of the best knowledge of the Seller, of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which are reasonably likely to result in any breach of a representation or warranty or covenant of the Seller in this Agreement or which are reasonably likely to have the effect of making any representation or warranty of the Seller in this Agreement untrue or incorrect in any respect and
(ii) all other material developments, other than general economic or market changes and changes in tax Law or the life insurance industry as a whole, affecting the assets,





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Liabilities, business, financial condition, operations, results of operations, distributor, policyholder, contractholder or employee relations or prospects of the Company, the Subsidiary or the Business.

                 (b) Prior to the earlier of the Closing or termination of this Agreement, the Purchaser shall promptly, and in any event within five Business Days, notify the Seller in writing, to the extent of the best knowledge of the Purchaser, of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which are reasonably likely to result in any breach of a representation or warranty or covenant of the Purchaser in this Agreement or which are reasonably likely to have the effect of making any representation or warranty of the Purchaser in this Agreement untrue or incorrect in any respect.

                 SECTION 5.06.    Acquisition Proposals.  (a)       The Seller
and the Company and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal except to the extent permitted hereby. Until the earlier of the Closing or the termination of this Agreement, neither the Seller, the Company, nor their respective officers, directors, employees or investment bankers, attorneys, accountants or other agents retained by either of them will
(i) initiate or solicit, directly or indirectly, any inquiries regarding the making of any Acquisition Proposal, or (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data (other than publicly available information or data) to any third party relating to an Acquisition Proposal (other than the transactions contemplated hereby). Notwithstanding anything to the contrary contained in this Section, or in any other provision of this Agreement, the Seller, its Board of Directors and its officers, representatives and agents may furnish information to, and participate in discussions or negotiations (including, without limitation, as a part thereof, making any counterproposals) with, any third party (the "Third Party") which submits a written Acquisition Proposal if the Seller's Board of Directors or the executive committee thereof determines in good faith, after consulting with legal counsel, that such furnishing of information and participating in discussions are required in the exercise of the Board's fiduciary duties under applicable law. The Seller and the Company shall promptly advise the Purchaser when they determine that they will have (or when they continue to have, in the case of Third Parties with whom discussions are currently ongoing) negotiations with a Third Party, including providing to the Purchaser such information





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concerning the Third Party as shall be not inconsistent with the terms of any agreement with the Third Party with respect to the subject of discussions or negotiations. To the extent this Agreement has not otherwise been terminated, the Seller and the Company shall be entitled to execute a definitive agreement with a Third Party relating to the Acquisition Proposal of such Third Party so long as the Board of Directors of Seller exercises, prior to or concurrently with such execution, the right under Section 10.01(b)(v) to terminate this Agreement, and pays the fee contemplated by Section 10.02(b)(iii)(B).

                 (b) For purposes of this Agreement, the term "Acquisition Proposal" shall mean any good faith purchase offer made by a third party and which was not directly or indirectly solicited after the date of this Agreement by the Seller, the Company or any of their respective affiliates to acquire (i) beneficial ownership (as defined pursuant to Section 13(d) of the Exchange Act) of a majority or greater equity interest in the Company or the Assets or Business pursuant to a merger, consolidation or other business combination, sale of shares of capital stock or similar transaction involving the Company, including, without limitation, any single or multi-step transaction or series of related transactions which is structured in good faith to permit such third party to acquire beneficial ownership of a majority or greater equity interest in the Company or the Assets or Business or (ii) all or substantially all of the business or assets of the Company or the Business (other than the transactions contemplated by this Agreement).

                 SECTION 5.07. Use of Names and Intellectual Property. (a) The Seller covenants and agrees that following the Closing, the Purchaser shall have the exclusive (as provided in subclause (D) below and to the extent Seller can so grant), and royalty-free right to use the name "United" (the "Name") in connection with the Business; provided, however, that (A) (i) the Purchaser shall, in conjunction with use of the Name, use the words "Life Insurance Company" and at least one additional word other than "Companies" or "Title" between the Name and the words "Life Insurance Company"; (ii) the Purchaser will not be permitted any use of the logo of the Seller which was used by the Company or the Subsidiary prior to the Closing and which is attached hereto as
Exhibit 5.07 (except as provided in subclause (B) below) and (iii) the Purchaser will, in connection with the permitted use of the Name, add a descriptive indication of the Company's affiliation with PennCorp Financial Group, Inc.; (B) the Purchaser may continue to utilize the Company's existing name or the logo, including but not limited to, on stationery, invoices, purchase orders or other clerical or similar supplies until March 31, 1997 or such later date as the Seller may agree;





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(C) any such use of the Name or logo shall not be reasonably likely to cause confusion, mistake or deception as to the affiliation, connection or association between Seller, on the one hand, and Purchaser or its Affiliates (including, without limitation, the Company and the Subsidiary after the acquisition thereof pursuant to this Agreement), on the other hand, or as to the origin, sponsorship or approval of the Purchaser's or its Affiliates' (including, without limitation, the Company and the Subsidiary after the acquisition thereof pursuant to this Agreement) goods or services and (D) Purchaser's exclusive rights described in this Section 5.07(a) shall not limit the right of the Seller and its Affiliates to use the Name in connection with its business as conducted following the Closing.

                 (b) From and after the Closing and except as contemplated hereof, neither the Seller nor any of its Affiliates shall use any of the Owned Intellectual Property or any of the Licensed Intellectual Property to the extent and for the period that the Company or the Subsidiary have exclusive rights (as determined pursuant to Section 5.07(a)(D)).

                 SECTION 5.08. Non-Competition. (a) For a period of two years following the Closing, the Seller shall not, and shall not permit any of its Affiliates to engage in any annuity business, whether directly or indirectly, nor hold any interest in any entity that engages in any such annuity business, except that Seller and its Affiliates may, collectively, (i) acquire and hold such amount that is not a substantial portion, on a fully diluted basis, of the issued and outstanding shares of equity voting securities of such an entity or (ii) acquire and hold any or all of the outstanding capital stock of such entity so long as the revenue and net income of such entity from its annuity business does not constitute a substantial portion of the total consolidated revenues and net income of the Seller and its Affiliates (at the time of the acquisition or at any time thereafter) as reflected on any regularly prepared financial statement of the Seller and its Affiliates; provided, however, that Sections 5.08(a) and (c) shall not apply to the acquisition of any or all of the outstanding capital stock, assets or businesses of Seller or any of its subsidiaries by any entity that engages, directly or through subsidiaries or Affiliates, in the annuity business or the merger, consolidation or other business combination of the Seller or any of its subsidiaries with or into any such entity.

                 (b) For a period of two years following the Closing, the Seller shall not, and shall not permit any of its Affiliates to, solicit or induce or attempt to induce any entities or persons, including, without limitation,





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